      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 1998


                                                      REGISTRATION NO. 333-51525

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                          ELECTRONIC PROCESSING, INC.
                 (Name of Small Business Issuer in Its Charter)

                             ---------------------

           MISSOURI                          7389                  48-1056429
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                               501 KANSAS AVENUE
                           KANSAS CITY, KANSAS 66105
                                 (913) 321-6392
  (Address and telephone number of Small Business Issuer's principal executive offices and principal place of business)

                                 TOM W. OLOFSON
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          ELECTRONIC PROCESSING, INC.
                  501 KANSAS AVENUE, KANSAS CITY, KANSAS 66105
                                 (913) 321-6392
           (Name, address and telephone number of agent for service)

                             ---------------------

                                   Copies to:

 RICHARD M. WRIGHT, JR., Esq.        ROBERT C. LEVY, Esq.       JAMES L. NOUSS,
     Gilmore & Bell, P.C.         Seigfreid, Bingham, Levy,        JR., Esq.
 700 West 47th Street, Suite             Selzer & Gee            Bryan Cave LLP
             400                     2800 Commerce Tower        One Metropolitan
 Kansas City, Missouri 64112           911 Main Street               Square
        (816) 931-7500           Kansas City, Missouri 64105       211 North
                                        (816) 421-4460          Broadway, Suite
                                                                      3600
                                                                   St. Louis,
                                                                    Missouri
                                                                   63102-2750
                                                                 (314) 259-2000

                             ---------------------

    Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /


                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 8, 1998


                                1,250,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

    Of the 1,250,000 shares of Common Stock being offered hereby (the "Offering"), 1,000,000 shares are being sold by Electronic Processing, Inc. ("EPI" or the "Company") and 250,000 shares are being sold by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders.


    The Company has received approval for the inclusion of its Common Stock on the Nasdaq National Market under the symbol "EPIQ" subject to the completion of this Offering. The Common Stock is presently included in the Nasdaq SmallCap Market under the symbol "EPIQ." On May 7, 1998, the last sale price of the Common Stock as reported by the Nasdaq SmallCap Market was $12.875 per share. See "Price Range of Common Stock."


                              -------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               -----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                               PROCEEDS TO
                                                       UNDERWRITING        PROCEEDS TO           SELLING
                                 PRICE TO PUBLIC       DISCOUNT(1)          COMPANY(2)         SHAREHOLDERS
Per Share.....................          $                   $                   $                   $
Total (3).....................          $                   $                   $                   $

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriter against certain liabilities (including liabilities under the Securities Act of 1933, as amended). See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated at $450,000.

(3) The Company has granted to the Underwriter a 45-day option to purchase up to 187,500 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. If the Underwriter exercises such option in full, the total Price to Public, Underwriting Discount and
    Proceeds to Company will be $     , $     , and $     , respectively. See
    "Underwriting."

                              -------------------

    The shares of Common Stock are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by it and subject to certain other conditions, including its right to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made on or
about          , 1998, in St. Louis, Missouri.

                                     [LOGO]

                                         , 1998.

    Graphic entitled "Advanced Bankruptcy Management Systems" depicting two proprietary software products: TCMS, which includes features for electronic banking and creditor distribution; and CasePower, which includes features for legal noticing and creditor distribution.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING AND SHORT COVERING TRANSACTIONS IN THESE SECURITIES OR THE IMPOSITION OF PENALTY BIDS IN CONNECTION WITH THE OFFERING. IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED HEREIN, (I) THE INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITER'S OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED, AND (II) ALL REFERENCES TO YEARS INDICATE CALENDAR YEARS. ALL REFERENCES TO THE "OFFERING" REFER TO THE 1,250,000 SHARES OF COMMON STOCK BEING OFFERED HEREBY, UNLESS OTHERWISE INDICATED HEREIN.

                                  THE COMPANY

    Electronic Processing, Inc. ("EPI" or the "Company") develops, markets, and licenses proprietary software products and provides support services for Chapter 7 and Chapter 13 bankruptcy trustees and other users of the federal bankruptcy system. EPI serves a national client base with specialty products that facilitate the financial and administrative aspects of bankruptcy management and that are accompanied by a high level of coordinated support including network integration, post-installation support and value-added services. EPI has achieved growth rates in operating revenues and pro forma net income per share of 32.8% and 72.7%, respectively, for 1997 compared to 1996, and 36.5% and 75.0%, respectively, for the three-month period ended March 31, 1998 compared to the same period in 1997.

    Bankruptcy filings in the United States have exhibited significant recent growth. For the 1997 and 1996 government fiscal years, the Administrative Office of the U.S. Courts reported in excess of 1.3 million and 1.1 million new filings, respectively, each of which was an all-time high and represented increases of 23.0% and 25.9%, respectively, over the prior year. The Company believes this growth is partially attributable to the recent proliferation of consumer debt, which has been fueled by the easy availability of credit, and to an important psychological shift away from the public stigma and negative connotations historically associated with bankruptcy. The record number of filings have occurred despite what the Company perceives to be strong general economic conditions in the United States. Should the United States economy experience slower growth or recession, the Company believes that bankruptcy filings may grow at an even higher rate.

    Chapter 7 (Liquidation) is the most prevalent form of bankruptcy and accounted for approximately 70% of all cases filed in 1997. In a Chapter 7 case, a debtor's assets are liquidated, and the resulting cash proceeds are used to pay creditors. The Company serves the Chapter 7 trustee market with TCMS (Trustee Case Management System), a proprietary
Windows95/NT-Registered Trademark--based software application. EPI has an exclusive national marketing arrangement with NationsBank, the third largest United States banking company and the largest banker to the United States government, to promote an integrated package of the Company's TCMS software and NationsBank banking services to Chapter 7 trustees. In this strategic alliance, the Company licenses its proprietary TCMS software without direct charge to a Chapter 7 trustee end-user, who in turn deposits proceeds from the sale of debtors' assets with NationsBank. EPI collects a monthly fee from NationsBank that includes a percentage of the total trustee funds on deposit. Through this billing model, the Company collects a recurring revenue stream that lasts for the duration of the trustee client relationship. Chapter 7 asset proceeds commonly remain on deposit for several years. On a national basis, the Company estimates that there currently is in excess of $3 billion in trustee deposits from Chapter 7 cases. In the first quarter of 1998, the Company began shipping release 3.0 of TCMS, a major new enhancement which the Company believes further streamlines Chapter 7 case administration for trustees.

    Chapter 13 (Individual Reorganization) accounted for approximately 29% of all cases filed in 1997. Under Chapter 13, a debtor makes periodic cash payments to a trustee under a plan of reorganization that typically extends between 36 and 60 months. Creditors are paid monthly from the debtor's payments. The Company has provided software products to Chapter 13 trustees since its inception and in 1997 began shipping CASEPOWER, a new proprietary
Windows95/NT-Registered Trademark--based client-server software application. The Company collects a monthly fee directly from a trustee end-user based upon the number of cases in each trustee's database and the number of noticing documents generated through CASEPOWER.

    In the first quarter of 1998, the Company introduced Bankruptcy Link-Registered Trademark-, an Internet-based service that allows bankruptcy constituents, including trustees, attorneys, debtors and creditors, to share information electronically. Although the Internet is an emerging technology in its target markets, the Company believes that Internet technologies will comprise a key part of its future product infrastructure as existing products are enhanced and new products are introduced.

    The Company's objective is to become the leading provider of advanced software and related services to the bankruptcy industry. To achieve this objective, the Company will continue to adhere to the following core principles:
(i) develop specialized, business-critical applications; (ii) sustain its recurring revenue models; (iii) develop key skill sets in software development and bankruptcy management; and (iv) integrate leading technologies into its products and services. As part of its strategy, the Company has identified the following potential opportunities: (i) acquire competing technologies and/or portfolios of business; (ii) achieve vertical integration, such as by providing document imaging services to trustees, and horizontal integration, such as by providing petition management applications for debtors' attorneys; (iii) provide fee-based database services to users of bankruptcy case information such as large national consumer credit providers who seek improved claims recovery systems; and (iv) expand into international markets.

    The Company was incorporated in Missouri in 1988, when it acquired a business which had been developing Chapter 13 software products for trustees since 1964, and completed its initial public offering of Common Stock in February 1997. The Company's principal executive offices are located at 501 Kansas Avenue, Kansas City, Kansas, 66105, its telephone number is (913) 321-6392, and its web site is HTTP://WWW.EPICORP.COM.

                                  THE OFFERING

Common Stock offered by

  The Company.....................  1,000,000  shares

  The Selling Shareholders........    250,000  shares
                                    ---------

    Total.........................  1,250,000  shares
                                    ---------
                                    ---------

Common Stock to be outstanding
  after the Offering..............  4,474,068  shares (1)

Use of Proceeds...................  Repayment of long-term debt and general corporate purposes, including software development, sales and
                                    marketing expansion, capital investment for computer
                                    equipment, potential acquisitions and working capital.

Nasdaq National Market symbol
  (2).............................  EPIQ

-------

(1) Based on shares outstanding as of March 31, 1998. Does not include 248,800 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $5.48 per share, of which options to purchase 65,660 shares are currently exercisable. The Company intends to seek shareholder approval of an amendment to the stock option plan to increase the number of shares of Common Stock issuable upon exercise of stock options granted thereunder from 270,000 to 500,000 shares. See "Management--Executive Compensation."


(2) The Company has received approval for the inclusion of its Common Stock on the Nasdaq National Market under the symbol "EPIQ", subject to the completion of this Offering. The Common Stock is presently included in the Nasdaq Small Cap Market under the same symbol.


                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Common Stock.

    Bankruptcy Link-Registered Trademark- is a registered trademark of the Company. This Prospectus also includes references to registered trademarks of other companies. The Company has no proprietary rights in any of those other trademarks.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    THREE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                        MARCH 31,
                                          -----------------------------------------------------  ------------------------
                                            1993       1994       1995       1996       1997        1997         1998
                                          ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                                                                       (UNAUDITED)
INCOME STATEMENT DATA:
Operating revenues......................  $   4,738  $   4,985  $   5,234  $   6,319  $   8,389   $   1,857    $   2,536
Cost of goods sold and direct costs.....      3,164      2,795      2,786      3,309      3,998         903        1,177
                                          ---------  ---------  ---------  ---------  ---------  -----------  -----------
    Gross profit........................      1,574      2,190      2,448      3,010      4,391         954        1,359
Operating expenses......................      2,045      1,801      2,036      2,399      3,208         706          924
                                          ---------  ---------  ---------  ---------  ---------  -----------  -----------
    Income (loss) from operations.......       (471)       389        412        611      1,183         248          435
Pro forma net income (1)................        685         52         83        190        638         105          251
Pro forma net income per share-- diluted
  (1)...................................                                   $     .11  $     .19   $     .04    $     .07
Weighted average common shares
  outstanding--diluted..................                                       1,800      3,367       2,796        3,601


                                                                                                MARCH 31, 1998
                                                                                           ------------------------
                                                                                                           AS
                                                                                            ACTUAL     ADJUSTED(2)
                                                                                           ---------  -------------
BALANCE SHEET DATA:
Cash and cash equivalents................................................................  $   1,652    $  11,917
Working capital..........................................................................      1,925       12,546
Total assets.............................................................................      8,552       18,817
Total debt...............................................................................      1,774          515
Shareholders' equity.....................................................................      5,856       17,380


-------

(1) Pro forma figures are unaudited. For the years ended December 31, 1993 through December 31, 1996, the Company operated as an S corporation and was not subject to federal and certain state income taxes. The Company terminated its status as an S corporation and became a C corporation subject to federal and state income taxes as of February 4, 1997, the date of the Company's initial public offering of Common Stock. Pro forma net income figures assume a statutory corporate tax rate of 39% and include an allowance for additional taxes that would have been paid on certain non-deductible expenses, assuming the Company had been operating as a C corporation for all periods presented. Pro forma net income for December 31, 1997 and the three months ended March 31, 1997 eliminates the effect of a $272,900 initial income tax provision to record the effects of temporary differences at the date of the change in tax status. See Note 8 of the Notes to Financial Statements included elsewhere in this Prospectus.

(2) Adjusted to reflect the sale of 1,000,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $12.875 per share less underwriting discounts and commissions and estimated offering expenses payable by the Company and the anticipated application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), INCLUDING THOSE RELATING TO THE POSSIBLE OR ASSUMED FUTURE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE COMPANY. BECAUSE THOSE STATEMENTS ARE SUBJECT TO A NUMBER OF UNCERTAINTIES AND RISKS, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE EXPRESSED OR IMPLIED INCLUDE, BUT ARE NOT LIMITED TO, ANY MATERIAL CHANGES IN THE TOTAL ASSET PROCEEDS ON DEPOSIT BY CHAPTER 7 TRUSTEES, CHANGES IN THE NUMBER OF BANKRUPTCY FILINGS EACH YEAR, THE COMPANY'S RELIANCE ON ITS MARKETING ARRANGEMENT FOR CHAPTER 7 REVENUE, AND THE COMPANY'S ABILITY TO ACHIEVE OR MAINTAIN TECHNOLOGICAL ADVANTAGES. THESE AND OTHER IMPORTANT FACTORS ARE DISCUSSED IN MORE DETAIL BELOW. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

LACK OF PRODUCT AND BUSINESS DIVERSIFICATION

    The Company has limited its focus to providing specialty products that facilitate financial and administrative aspects of bankruptcy management. As a result, the Company's Chapter 7 and Chapter 13 bankruptcy software and services are expected to account for substantially all of its revenues for the foreseeable future. The Company will not, therefore, have the benefit of product or business diversification to help insulate it or its results of operations from changes in the bankruptcy industry that could have a material adverse effect on the Company's business, financial condition, and results of operations.

DEPENDENCE ON ONGOING BANKRUPTCY FILINGS

    The Company's business is highly dependent on the amount of liquidated asset proceeds on deposit and the number of bankruptcy filings in the United States. Economic fluctuations in the United States could impact the number of bankruptcy filings and/or the dollar volume flowing through the federal bankruptcy system. A significant reduction in liquidated asset proceeds on deposit or the number of pending bankruptcy cases would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Industry."

LIMITED NUMBER OF POTENTIAL TRUSTEE CLIENTS; HIGHLY COMPETITIVE MARKET

    The Company does business in an industry with a limited number of Chapter 7 and Chapter 13 trustees. The Company estimates that there is in excess of $3 billion of liquidated asset proceeds on deposit being managed by approximately 1,700 Chapter 7 trustees, approximately 1,250 of whom continue to receive active cases, and that there were approximately 820,000 Chapter 13 cases pending at the end of 1997 managed by approximately 180 Chapter 13 trustees. There are several companies in the market competing to sell to this limited group of trustee clients, and some of the Company's competitors have substantially greater financial and marketing resources than does the Company. In the Chapter 7 market, the Company competes with the Chase Manhattan Bank and Union Bank of California, as well as other regional competitors in selected markets. In the Chapter 13 market, the Company competes with DCS Corporation of Memphis, Tennessee, a privately held company, and certain other competitors. Although there are presently a limited number of firms that offer services that directly compete with the Company's, there can be no assurance that other firms with resources significantly greater than the Company's will not enter the Company's industry. The Company's future financial performance will depend on its ability to maintain existing trustee client accounts and to attract business from trustees who are currently using a competitor's software product. See "Business--Competition."

FLUCTUATIONS IN QUARTERLY RESULTS

    The Company's quarterly results are subject to significant variations due to a number of factors, any one of which could substantially affect the Company's results of operations for any particular fiscal quarter. Specifically, quarterly results of operations can vary due to fluctuations in trustees' deposit balances or caseloads, unanticipated expenses related to software maintenance or customer service, the timing, cancellation or rescheduling of customer orders, and the timing and market acceptance of new software versions or support services. The Company's performance in any given fiscal quarter is not necessarily indicative of financial trends or future performance.

CUSTOMER CONCENTRATION

    A single trustee client with a large Chapter 7 deposit base or a large Chapter 13 caseload can comprise an important portion of the Company's operating revenues, although sales to no one client exceeded 5% of the Company's revenues in 1997. The Company's future financial performance will depend on its ability to maintain existing trustee client accounts and to attract business from trustee client accounts which are currently using a competitor's software product. The loss of even a limited number of clients could have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON MARKETING ARRANGEMENT FOR CHAPTER 7 REVENUE

    Current regulation of Chapter 7 bankruptcy trustees has the practical effect of discouraging trustees from incurring direct administrative costs for computer expenses. Accordingly, the Company generates Chapter 7 revenue through an arrangement in which Chapter 7 trustee clients, in accordance with a licensing agreement with the Company, make deposits of liquidated asset proceeds with NationsBank, from whom EPI collects a monthly fee that includes a percentage of the total trustee funds on deposit. The Company promotes its Chapter 7 product exclusively through a national marketing agreement with NationsBank that has been in place since November 1993. This agreement has no fixed expiration date, and either party has the option to end the agreement upon 90 days' notice. There can be no assurance that this agreement will not be terminated; termination of this agreement could have a material adverse effect on the Company's business, financial condition and results of operations until and unless a replacement marketing arrangement or arrangements could be established. Revenues from Chapter 7 trustee clients represented 38.9% and 46.9% of the Company's total revenues in 1997 and the three-month period ended March 31, 1998, respectively. Substantially all of the Company's Chapter 7 revenues are collected through its relationship with NationsBank. Although the Company has other Chapter 7 banking relationships that predate its relationship with NationsBank, there can be no assurance that another marketing arrangement or arrangements could be found with terms comparable to those in the NationsBank agreement or at all.

RAPID TECHNOLOGICAL AND MARKET CHANGE

    The bankruptcy software industry and the related market for support services are characterized by rapidly evolving technology and bankruptcy case management conventions. The introduction of products embodying new technology and the development of new bankruptcy case management conventions can rapidly render existing products obsolete and unmarketable. The Company's future success will depend on its ability to continue to develop and market new competitive products and to enhance existing products.

NEW RELEASES AND PRODUCTS

    The Company intends to continue to issue new releases of its software products periodically. Complex software products such as those offered by the Company frequently contain undetected errors or "bugs" when first introduced or as new versions are released that, despite prior testing by the Company, are discovered only after a product has been installed and used by trustee clients. There can be no assurance that errors will not be found in the Company's software products or that such errors, or difficulties in installing, maintaining or training trustee clients and their staffs on the utilization of new releases will not result in a delay or loss of revenue, diversion of development resources, damage to the Company's reputation, increased service costs or impaired market acceptance of the Company's products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

    Historically, the Company has not protected its intellectual property rights through patents or formal copyright registration. The Company believes, however, that its results of operations will depend more upon the innovation, technological expertise and marketing abilities of its employees than upon such protection. There can be no assurance that the Company will be able to protect its trade secrets or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets. There can be no assurance that foreign intellectual property laws will protect the Company's intellectual property rights. In addition, litigation may be necessary to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringements. Such litigation could result in substantial costs and diversion of management and other resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF ACQUISITIONS

    The Company may from time to time pursue the acquisition of other companies, assets or product lines that complement or expand its existing business. Acquisitions involve a number of risks that could materially affect the Company, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key personnel of the acquired companies. There can be no assurance that any acquisition by the Company will not have a material adverse effect on the Company's business, financial condition, and results of operations. The Company currently has no agreements or understandings with respect to any potential acquisitions.

MANAGEMENT OF GROWTH

    The Company has experienced recent significant growth. A continuing period of significant growth could place a significant strain on the Company's management, operations and other resources. The Company's ability to manage its growth will require it to continue to invest in its operational, financial and information systems, and to attract, retain, motivate and effectively manage its employees. The inability of the Company's management to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

SECURITY; PRODUCT LIABILITY

    The Company has included security features in certain of its Internet-based products and services that are intended to protect the privacy and integrity of customer data. However, there can be no assurance that the Company's software products will not be subject to break-ins or disruptive problems caused by Internet users or that such break-ins or problems will not result in a delay or loss of revenue, diversion of development resources, damage to the Company's reputation, increased service costs, or impaired market acceptance of the Company's products, any of which could cause a material adverse effect on the Company's business, financial condition and results of operations. Additionally, there can be no assurance that the Company will not be exposed to potential liability for such break-ins, product defects, or other reasons. Defending such a liability claim could cause a significant diversion of management's attention and could have a material adverse effect on the Company's business, financial condition and results of operations.

DISCRETIONARY USE OF PROCEEDS

    The net proceeds to be received by the Company from the Offering are expected to be used to repay indebtedness and for general corporate purposes, including possible acquisitions of complementary businesses or investments in strategic or joint venture relationships. The Company has no present agreements or understandings with respect to any potential acquisitions or strategic investments, and there can be no assurance that any such acquisition or strategic investment will take place. Pending application to such purposes, the net proceeds will be invested in short-term, investment-grade, interest-bearing securities. The Company's management will have discretion over the application of such net proceeds. See "Use of Proceeds."

COMPLIANCE WITH GOVERNMENT REGULATIONS

    Although the Company's products and services are not directly regulated by the government, the Company's customers, as bankruptcy trustees, are subject to significant regulation. Bankruptcy trustees are subject to the United States Bankruptcy Code (the "Bankruptcy Code"), the Federal Rules of Bankruptcy Procedure and local rules and procedures established by bankruptcy courts. The Executive Office for United States Trustees, a division of the United States Department of Justice, oversees bankruptcy trustees and establishes administrative rules governing trustees' activities. The Company's future success will depend significantly on its ability to develop and maintain products and provide services that allow trustees to perform their duties within applicable regulatory and judicial rules and procedures. There can be no assurance that future regulation will not limit or eliminate the ability of trustees to utilize fee-based products and services currently provided by the Company. Failure by the Company to adapt its products and services to changes in the Bankruptcy Code and applicable rules and procedures could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Industry."

DEPENDENCE UPON KEY PERSONNEL

    The Company's future success will depend in significant part upon the continued service of certain key technical and senior management personnel and the Company's continuing ability to attract, assimilate and retain highly qualified technical, managerial and sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key personnel or that it can attract, assimilate and retain such employees in the future. While the Company has non-disclosure agreements and non-compete agreements with many of its employees, it does not have employment agreements with any of its executive officers. The Company maintains key-man life insurance policies on its Chief Executive Officer and its Chief Operating Officer. The loss of the services of either of these persons or other key personnel or the inability to hire or retain qualified personnel in the future could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Management."

CONTROL BY PRINCIPAL SHAREHOLDERS; ANTI-TAKEOVER PROVISIONS OF MISSOURI LAW

    After the Offering, the Company's directors and executive officers will beneficially own approximately 35.6% of the outstanding Common Stock. The holders of a majority of the outstanding Common Stock can elect all of the directors of the Company and, under Missouri law, the holders of more than one-third of the outstanding Common Stock can delay or prevent certain fundamental corporate transactions, including mergers, consolidations and the sale of all or substantially all of the Company's assets. For as long as these shareholders own a significant percentage of the Common Stock, they will retain substantial influence over the affairs of the Company, which may result in decisions that are not in the best interest of all of the shareholders of the Company. These factors may also have the effect of delaying or preventing a change in management or voting control of the Company. See "Principal and Selling Shareholders" and "Description of Securities."

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two-digit entries to represent years. For example, the year "1998" would be represented by "98." These systems and products will need to be able to accept four digit entries to distinguish years beginning with 2000 from prior years. As a result, systems and products that do not accept four-digit year entries will need to be upgraded or replaced to comply with such "Year 2000" requirements. The Company believes that its CASEPOWER, TCMS, and TRUST SERVICE AND INFORMATION SYSTEM programs are Year 2000 compliant, and the Company is offering upgrades from its older AS/400 legacy product for Chapter 13 trustees to CASEPOWER. In addition, the Company believes that its internal administrative systems are Year 2000 compliant or will be upgraded or replaced prior to the need to comply with Year 2000 requirements, and that such upgrades or replacements will not require a significant investment. Further, there can be no assurance that the computer systems of vendors or other entities on which the Company relies will be Year 2000 compliant. There can be no assurance that unanticipated or undiscovered Year 2000 compliance problems will not have a material adverse effect on the Company's business, financial condition, or results of operations.

ABSENCE OF DIVIDENDS

    The Company does not intend to pay any cash dividends in the foreseeable future. The Company intends to retain all earnings, if any, to invest in the Company's operations. The payment of future dividends is within the discretion of the Board of Directors and will depend upon the Company's future earnings, if any, its capital requirements, financial condition and other factors that the Board of Directors may deem relevant. See "Dividend Policy."

VOLATILITY OF STOCK PRICE

    The market price of the shares of Common Stock is subject to wide fluctuations in response to factors such as actual or anticipated operating results, announcements of technological innovations or new products developed by the Company, its competitors or their customers, government regulatory action, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices of stocks of technology companies and that have often been unrelated to the operating performance of particular companies. The market price of the Company's Common Stock has been volatile and may continue to be volatile. See "Price Range of Common Stock."

                                USE OF PROCEEDS


    The net proceeds to be received by the Company from the sale of the 1,000,000 shares of Common Stock offered by the Company at an assumed price of $12.875 per share are approximately $11.5 million (approximately $13.8 million if the Underwriter's over-allotment option is exercised in full) after deducting the underwriting discount and other estimated offering expenses, all of which are payable by the Company. The net proceeds are intended to be used for repayment of approximately $2.0 million of outstanding bank debt and for general corporate purposes which may include software development, sales and marketing expansion, capital investment for computer equipment, potential acquisitions of complementary businesses or investments in strategic or joint-venture relationships and working capital. The Company has no present agreements or understandings with respect to any potential acquisitions or investments. The bank loans to be repaid from a portion of the proceeds of the Offering bear interest at rates of 9.0% and 9.5% per annum and mature in 1999. The proceeds of these loans were used primarily to purchase computer hardware owned by the Company and placed in Chapter 7 trustee client offices. Pending application to such purposes, the net proceeds will be invested in short-term, investment-grade, interest-bearing securities. The Company's management will have discretion over the application of such net proceeds.


                          PRICE RANGE OF COMMON STOCK

    The Common Stock of the Company began trading on the Nasdaq SmallCap Market under the symbol "EPIQ" on February 4, 1997. The table below sets forth for the quarters indicated the high and low per share sale prices of the Common Stock.

                                                                              HIGH        LOW
                                                                            ---------  ---------
1997
  First quarter (from February 4, 1997)...................................  $   4.000  $   3.000
  Second quarter..........................................................      4.875      3.000
  Third quarter...........................................................      7.250      4.500
  Fourth quarter..........................................................     12.125      6.250

1998
  First quarter...........................................................  $  20.000  $   9.250
  Second quarter (through May 7, 1998)....................................     14.875     11.000

    The last reported sale price for the Common Stock on the Nasdaq SmallCap Market on May 7, 1998 was $12.875. As of March 31, 1998, there were approximately 50 holders of record of Common Stock. The Company believes that as of such date there were approximately 2,000 beneficial holders of the Common Stock.

                                DIVIDEND POLICY

    The Company does not expect to declare or pay any cash dividends in the foreseeable future. The Company currently intends to retain any earnings for use in the operation and expansion of its business. The payment of future dividends is within the discretion of the Board of Directors and will depend upon the Company's future earnings, if any, its capital requirements, financial condition and other factors that the Board of Directors may deem relevant.

                                 CAPITALIZATION

    The following table sets forth, in thousands, the capitalization of the Company as of March 31, 1998 and as adjusted to reflect the issuance and sale of 1,000,000 shares of Common Stock offered by the Company hereby at an assumed price per share of $12.875 and the application of the net proceeds therefrom as set forth under "Use of Proceeds."

                                                                                             MARCH 31, 1998
                                                                                      -----------------------------
                                                                                                      AS ADJUSTED
                                                                                         ACTUAL           (1)
                                                                                      -------------  --------------
                                                                                               (UNAUDITED)
Cash and cash equivalents                                                               $   1,652      $   11,917
                                                                                           ------         -------
                                                                                           ------         -------

Short-term obligations, including current maturities of long-term debt..............          692             334
                                                                                           ------         -------
                                                                                           ------         -------

Long-term debt, less current maturities.............................................        1,082             181
                                                                                           ------         -------
Shareholders' equity:
  Common stock, $0.01 par value, 10,000,000 shares authorized; 3,474,068 shares
    issued and outstanding (actual) and 4,474,068 shares (as adjusted)..............           35              45
  Additional paid-in capital........................................................        5,208          16,722
  Retained earnings.................................................................          613             613
                                                                                           ------         -------
    Total shareholders' equity......................................................        5,856          17,380
                                                                                           ------         -------
  Total capitalization..............................................................    $   6,938      $   17,561
                                                                                           ------         -------
                                                                                           ------         -------

-------

(1) Based on shares outstanding as of March 31, 1998. Does not include 248,800 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $5.48 per share, of which options to purchase 65,660 shares are currently exercisable. The Company intends to seek shareholder approval of an amendment to the stock option plan to increase the number of shares of Common Stock issuable upon exercise of stock options granted thereunder from 270,000 to 500,000 shares. See "Management--Executive Compensation."

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The selected financial data as of and for each of the last five fiscal years ended December 31, 1997 set forth below have been derived from the Company's audited financial statements. The selected financial data as of and for each of the three-month periods ended March 31, 1998 and March 31, 1997 have been derived from the unaudited financial statements of the Company which, in the opinion of the Company's management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for the three-month period ended March 31, 1998 are not necessarily indicative of results that may be expected for the full year. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto that appear elsewhere in this Prospectus.

                                                                                                     THREE MONTHS ENDED MARCH 31,
                                                            YEARS ENDED DECEMBER 31,
                                              -----------------------------------------------------  ----------------------------
                                                1993       1994       1995       1996       1997        1997           1998
                                              ---------  ---------  ---------  ---------  ---------  -----------  ---------------
                                                                                                             (UNAUDITED)
INCOME STATEMENT DATA:
Total operating revenues....................  $   4,738  $   4,985  $   5,234  $   6,319  $   8,389   $   1,857      $   2,536
                                              ---------  ---------  ---------  ---------  ---------  -----------       -------
Processing costs............................      2,281      2,218      2,098      2,498      2,947         670            892
Depreciation and amortization...............        883        577        688        811      1,051         233            285
                                              ---------  ---------  ---------  ---------  ---------  -----------       -------
Total cost of goods sold and direct costs...      3,164      2,795      2,786      3,309      3,998         903          1,177
                                              ---------  ---------  ---------  ---------  ---------  -----------       -------
  Gross profit..............................      1,574      2,190      2,448      3,010      4,391         954          1,359
Operating expenses..........................      2,045      1,801      2,036      2,399      3,208         706            924
                                              ---------  ---------  ---------  ---------  ---------  -----------       -------
  Income (loss) from operations.............       (471)       389        412        611      1,183         248            435
Other income (expenses).....................       (340)      (283)      (261)      (277)       (93)        (71)           (16)
Extraordinary gain..........................      1,972         --         --         --         --          --             --
                                              ---------  ---------  ---------  ---------  ---------  -----------       -------
Net income before income taxes..............      1,161        106        151        334      1,090         177            419
Provision for income taxes..................         --         --         --         --        725         343            168
                                              ---------  ---------  ---------  ---------  ---------  -----------       -------
Net income (loss)...........................  $   1,161  $     106  $     151  $     334  $     365   $    (166)     $     251
                                              ---------  ---------  ---------  ---------  ---------  -----------       -------
                                              ---------  ---------  ---------  ---------  ---------  -----------       -------
Net income per share--basic.................                                              $     .11   $    (.06)     $     .07
Net income per share--diluted...............                                              $     .11   $    (.06)     $     .07

UNAUDITED PRO FORMA DATA:
Pro forma net income (1)....................  $     685  $      52  $      83  $     190  $     638   $     105      $     251
                                              ---------  ---------  ---------  ---------  ---------  -----------       -------
                                              ---------  ---------  ---------  ---------  ---------  -----------       -------
Pro forma net income per share(1):
  Basic.....................................                                   $     .11  $     .20   $     .04      $     .07
  Diluted...................................                                   $     .11  $     .19   $     .04      $     .07
Weighted average common shares
  outstanding(2):
  Basic.....................................                                       1,800      3,251       2,796          3,410
  Diluted...................................                                       1,800      3,367       2,796          3,601


                                                                  DECEMBER 31,                        MARCH 31,
                                              -----------------------------------------------------  -----------
                                                1993       1994       1995       1996       1997        1998
                                              ---------  ---------  ---------  ---------  ---------  -----------
                                                                                                                     MARCH 31,
                                                                                                                  ---------------
                                                                                                                       1998
                                                                                                                  ---------------
                                                                                                                        (AS
                                                                                                                   ADJUSTED)(3)
BALANCE SHEET DATA:
Cash and cash equivalents...................  $      28  $      63  $      27  $       5  $   1,835   $   1,652      $  11,917
Working capital.............................       (202)      (149)      (523)    (1,177)     1,776       1,925         12,546
Total assets................................      3,024      3,129      3,377      4,766      8,161       8,552         18,817
Total debt..................................      1,743      2,004      2,247      3,152      1,517       1,774            515
Shareholders' equity........................        808        844        758        990      5,599       5,856         17,380


---------

(1) Pro forma figures are unaudited. For the years ended December 31, 1993 through December 31, 1996, the Company operated as an S corporation and was not subject to federal and certain state income taxes. The Company terminated its status as an S corporation and became a C corporation subject to federal and state income taxes as of February 4, 1997, the date of the Company's initial public offering of Common Stock. Pro forma net income figures assume a statutory corporate tax rate of 39% and include an allowance for additional taxes that would have been paid on certain non-deductible expenses, assuming the Company had been operating as a C corporation for all periods presented. Pro forma net income for December 31, 1997 and the three months ended March 31, 1997 eliminates the effect of a $272,900 initial income tax provision to record the effects of temporary differences at the date of the change in tax status. See Note 8 of the Notes to Financial Statements included elsewhere in this Prospectus.

(2) Applies to both net income per share and pro forma net income per share.

(3) As adjusted to reflect the issuance and sale of 1,000,000 shares of Common Stock hereby at an assumed price per share of $12.875 and the application of the net proceeds therefrom. See "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Company's Financial Statements and Notes thereto that appear elsewhere in this Prospectus.

OVERVIEW

    The Company develops, markets and licenses proprietary software products and provides support services for Chapter 7 and Chapter 13 bankruptcy trustees and other users of the federal bankruptcy system. Unlike traditional software licensing arrangements under which the end-user pays a significant up-front licensing fee and then modest support fees over time, EPI's billing models generate revenue from every client every month for the duration of the trustee client relationship. EPI has achieved growth rates in operating revenues and pro forma net income per share of 32.8% and 72.7%, respectively, for 1997 compared to 1996, and 36.5% and 75.0%, respectively, for the three-month period ended March 31, 1998 compared to the same period in 1997.

    Bankruptcy filings in the United States have exhibited significant recent growth. For the 1997 and 1996 government fiscal years, the Administrative Office of the U.S. Courts reported in excess of 1.3 million and 1.1 million new filings, respectively, each of which was an all-time high and represented increases of 23.0% and 25.9%, respectively, over the prior year. Because its billing models are related primarily to trustees' bank deposit balances in Chapter 7 and to trustees' caseloads in Chapter 13, the Company believes these factors are important indicators of market size. The Company estimates that there is in excess of $3 billion in deposits on a national basis for Chapter 7 cases. These funds are administered by approximately 1,700 individual Chapter 7 trustees, approximately 1,250 of whom are currently receiving new cases. The Company estimates that there were approximately 820,000 pending cases in Chapter 13 at the end of 1997 managed by approximately 180 standing Chapter 13 trustees.

    The Company promotes its TCMS (Trustee Case Management System) proprietary software application directly to Chapter 7 trustees through a national marketing alliance with NationsBank. Operating revenues from TCMS are generated according to the following model: (i) EPI licenses TCMS to a trustee end-user without direct charge; (ii) pursuant to EPI's licensing agreement, the trustee deposits proceeds from the sale of debtors' assets into accounts at NationsBank; and
(iii) the Company collects a monthly fee from NationsBank that includes a percentage of the total trustee funds on deposit. Through this billing model, the Company collects a recurring revenue stream that lasts for the duration of the trustee client relationship. Chapter 7 asset proceeds commonly remain on deposit for several years. In the first quarter of 1998, the Company began shipping release 3.0 of TCMS, a major enhancement to predecessor versions that the Company believes will enhance sales. Growth of the TCMS product line has accounted for the majority of the Company's revenue increases for the past two years.

    The Company licenses its CASEPOWER software application to Chapter 13 trustees and collects a monthly fee directly from each trustee client based on the number of cases in the trustee's database and the number of noticing documents generated through CASEPOWER. Unlike Chapter 7, an accompanying banking marketing arrangement is not used or required in Chapter 13. Cases in Chapter 13 typically last between 36 and 60 months. The Company began marketing CASEPOWER, a Windows95/NT-Registered Trademark--based client-server application for Chapter 13 trustees in 1997, and the Company is in the process of offering upgrades to CASEPOWER from a predecessor product based upon AS/400 midrange technology that features a similar billing model. The Company continues to support, but no longer markets, the AS/400 product, and Chapter 13 sales have remained relatively constant over the past two years primarily due to the anticipated CASEPOWER introduction and the Company's focus on converting existing Chapter 13 trustee clients to CASEPOWER. In addition, the Company recently acquired a new PC-based product for Chapter 13 that will be marketed under the trade name TRUST SERVICE AND INFORMATION SYSTEM that the Company believes may be better suited for trustee clients who do not necessarily need the client-server architecture or the scope of value-added services available through CASEPOWER.

    The Company's gross profit margin has continued to increase as TCMS, which has a higher gross margin than the Chapter 13 products, has comprised a greater percentage of operating revenues. TCMS does not require the added service costs associated with Chapter 13 such as report printing, distribution check printing, notice generation and mailing, which are included in Chapter 13 cost of goods sold and direct costs. Although the Company expects to achieve increases in Chapter 13 revenues due to the introduction of CASEPOWER and the acquisition of TRUST SERVICE AND INFORMATION SYSTEM, the Company expects that TCMS will continue to contribute in greater proportion to any revenue growth, which in turn should contribute positively to gross margins and operating results.

    Software development costs are capitalized as soon as technological feasibility has been established and are amortized on a straight-line basis over a maximum five-year period. Prior to the completion of a detailed program design, development costs are expensed. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to straight-line amortization over the remaining estimated economic life of the product, not to exceed five years. The Company capitalized approximately $500,000 of software development costs in 1997 and anticipates that future software development will be at or above the spending levels of prior years.

RESULTS OF OPERATIONS

    The following table sets forth certain income statement data stated as a percentage of total revenues:

                                                                                            THREE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,           MARCH 31,
                                                          -------------------------------  --------------------
                                                            1995       1996       1997       1997       1998
                                                          ---------  ---------  ---------  ---------  ---------
Operating revenues:
  Chapter 7 product.....................................       14.4%      22.4%      38.9%      34.5%      46.9%
  Chapter 13 products...................................       78.9       70.4       58.7       63.6       48.6
  Other services........................................        6.7        7.2        2.4        1.9        4.5
                                                          ---------  ---------  ---------  ---------  ---------
Total revenues..........................................      100.0      100.0      100.0      100.0      100.0
                                                          ---------  ---------  ---------  ---------  ---------

Processing costs........................................       40.1       39.6       35.1       36.1       35.2
Depreciation and amortization...........................       13.1       12.8       12.6       12.5       11.2
                                                          ---------  ---------  ---------  ---------  ---------
Cost of goods sold and direct costs.....................       53.2       52.4       47.7       48.6       46.4
                                                          ---------  ---------  ---------  ---------  ---------
  Gross profit..........................................       46.8       47.6       52.3       51.4       53.6

Operating expenses......................................       38.9       37.9       38.2       38.1       36.4
                                                          ---------  ---------  ---------  ---------  ---------
  Income from operations................................        7.9        9.7       14.1       13.3       17.2

Pro forma net income....................................        1.6        3.0        7.6        5.7        9.9

    QUARTER ENDED MARCH 31, 1998 COMPARED TO QUARTER ENDED MARCH 31, 1997

    Operating revenues increased 36.5%, or $678,676, to $2,535,796 in the three-month period ended March 31, 1998, compared to $1,857,120 in the three-month period ended March 31, 1997. Approximately 80.7% of the growth in operating revenues was attributable to Chapter 7. Chapter 7 revenues increased 85.5%, or $547,693, to $1,188,585 in the three-month period ended March 31, 1998, compared to $640,892 in the three-month period ended March 31, 1997. The increase in Chapter 7 revenue was due primarily to the growth in new Chapter 7 trustee clients resulting in higher monthly fees paid to EPI. Chapter 13 revenue increased 4.4%, or $52,514, to $1,232,796 in the three-month period ended March 31, 1998 compared to $1,180,282 in the three-month period ended March 31, 1997. The relatively lower growth in Chapter 13 was primarily due to the Company's focus on converting existing Chapter 13 trustee clients to CASEPOWER and to a constant level of revenue from legal noticing caused by a change in service mix.

    Total cost of goods sold and direct costs increased 30.4%, or $274,613, to $1,177,254 in the three-month period ended March 31, 1998, compared to $902,641 in the three-month period ended March 31, 1997. Total cost of goods sold and direct costs as a percentage of operating revenues decreased to 46.4% in the three-month period ended March 31, 1998, compared to 48.6% in the three-month period ended March 31, 1997, primarily due to TCMS for Chapter 7, which has a higher gross margin, comprising a greater percentage of operating revenues in the three-month period ended March 31, 1998. Processing costs increased 33.0%, or $221,346, to $891,835 in the three-month period ended March 31, 1998, compared to $670,489 in the three-month period ended March 31, 1997. The increase in 1998 resulted principally from an increase in customer service expense to support the growth in Chapter 7 sales and to support the new Chapter 13 product, CASEPOWER. Depreciation and amortization increased 22.9%, or $53,267, to $285,419 in the three-month period ended March 31, 1998, compared to $232,152 in the three-month period ended March 31, 1997, primarily due to the purchase of computer equipment for the Company's Chapter 7 product.

    Operating expenses increased 30.7%, or $216,883, to $923,772 in the three-month period ended March 31, 1998, compared to $706,889 in the three-month period ended March 31, 1997. Operating expenses as a percentage of operating revenues decreased to 36.4% in the three-month period ended March 31, 1998 from 38.1% in the three-month period ended March 31, 1997. The dollar increase in operating expenses was due to increases in general and administrative infrastructure necessary to support a higher level of revenues, including additional sales and marketing expenses related to growth of the Company's Chapter 7 product. Sales and marketing expenses increased 32.8%, or $70,675, to $285,857 in the three-month period ended March 31, 1998, compared to $215,183 in the three-month period ended March 31, 1997.

    Other income (expense), which includes interest income and interest expense, was ($16,223) in the three-month period ended March 31, 1998, compared to ($70,357) in the three-month period ended March 31, 1997. This resulted from a reduction in net interest expense due to interest income from the investment of the net proceeds from the sale of 1,600,000 shares of Common Stock in the Company's February 1997 initial public offering and the reduction in interest expense due to the debt paid with a portion of such net proceeds.

    In connection with the Company's initial public offering, the Company changed its income tax status to a C corporation. Pro forma earnings information for the three-month period ended March 31, 1997 reflects the effects of corporate income taxes on historical earnings as if the Company had been subject to federal taxes for that period. The Company's effective tax rates were 40.0% and 41.0% (pro forma) for the three-month periods ended March 31, 1998 and March 31, 1997, respectively.

    Pro forma net income increased 138.3%, or $145,414, to $250,547 in the three-month period ended March 31, 1998, compared to pro forma net income of $105,133 in the three-month period ended March 31, 1997. Pro forma net income as a percentage of operating revenues increased to 9.9% in the three-month period ended March 31, 1998 from 5.7% in the three-month period ended March 31, 1997.

    FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER
     31, 1996

    Operating revenues increased 32.8%, or $2,069,952, to $8,389,144 in fiscal 1997, compared to $6,319,192 in fiscal 1996. Approximately 89.5% of the growth in operating revenues was attributable to Chapter 7. Chapter 7 revenues increased 130.9%, or $1,851,993, to $3,267,161 in fiscal 1997, compared to
$1,415,168 in fiscal 1996. The increase in revenue was due in part to the growth in new Chapter 7 trustee business for the Company resulting in higher monthly fees paid to EPI. Chapter 13 revenue increased 10.6% or $472,194, to $4,922,281 in fiscal 1997, compared to $4,450,087 in fiscal 1996. The additional revenue in 1997 was due to an increase in caseloads managed by Chapter 13 trustee clients. Legal noticing revenue increased 10.3%, or $154,233, in 1997 compared to 1996, in part resulting from growth in bankruptcy filings.

    Total cost of goods sold and direct costs increased 20.8%, or $688,797, to $3,997,845 in fiscal 1997, compared to $3,309,048 in fiscal 1996. Total cost of goods sold and direct costs as a percentage of operating revenues decreased to 47.7% in fiscal 1997 from 52.4% in fiscal 1996 due primarily to TCMS for Chapter 7, which has a higher gross margin, comprising a greater percentage of operating revenues in 1997. Processing costs increased 18.0%, or $448,433, to $2,946,542 in fiscal 1997, compared to $2,498,109 in fiscal 1996. The increase in 1997 resulted principally from an increase in customer service expense resulting from hiring additional trainers, hardware installers and other customer service functions to support the growth in Chapter 7 sales. Depreciation and amortization increased 29.6%, or $240,364, to $1,051,303 in fiscal 1997, compared to $810,939 in fiscal 1996, primarily due to the purchase of computer equipment for the installations of the Company's Chapter 7 product.

    Operating expenses increased 33.7%, or $809,181, to $3,208,566 in fiscal 1997, compared to $2,399,385 in fiscal 1996. Operating expenses as a percentage of operating revenues increased to 38.2% in fiscal 1997 from 37.9% in fiscal 1996. The increase in operating expenses was due primarily to increases in general and administrative infrastructure necessary to support a higher level of revenues, including additional sales and marketing expenses. Sales and marketing expenses increased 37.5%, or $274,763, to $1,006,945 in fiscal 1997, compared to $732,182 in fiscal 1996. The increase in sales and marketing expenses was attributable to the marketing of the Windows95/NT-Registered Trademark--based version of TCMS and CASEPOWER, the new Windows95/NT-Registered Trademark--based version for Chapter 13 trustees.

    Other income (expense), which includes interest income and interest expense, was ($92,645) in fiscal 1997, compared to ($276,806) in fiscal 1996. This resulted from a reduction in net interest expense due to interest income from the investment of the net proceeds from the Company's initial public offering and the reduction in interest expense due to the debt paid with a portion of such net proceeds.

    In connection with the Company's initial public offering, the Company changed its income tax status to a C corporation. Pro forma earnings information reflects the effects of corporate income taxes on historical earnings as if the company had been subject to federal income taxes for all periods presented. The Company's pro forma effective tax rates were 41% and 43% for 1997 and 1996, respectively.

    Pro forma net income increased 236.1%, or $448,446, to $638,399 in fiscal 1997, compared to pro forma net income of $189,953 in fiscal 1996. Pro forma net income as a percentage of operating revenues increased to 7.6% in fiscal 1997 compared to 3.0% in fiscal 1996.

    FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER
     31, 1995

    Operating revenues increased 20.7%, or $1,085,233, to $6,319,192 in fiscal 1996, compared to $5,233,959 in fiscal 1995. Approximately 61.1% of the growth in operating revenues was attributable to revenues generated by Chapter 7. Chapter 7 product revenue increased 88.3%, or $663,574, to $1,415,168 in fiscal 1996, compared to $751,594 in fiscal 1995. The introduction of TCMS for Windows95/NT-Registered Trademark- in early 1996 helped to accelerate the addition of new trustee clients resulting in a significant increase in Chapter 7 revenues. Chapter 13 revenue increased 7.8%, or $321,476, to $4,450,087 in fiscal 1996, compared to $4,128,611 in fiscal 1995. The additional revenue experienced in 1996 was due to an increase in caseloads managed by Chapter 13 trustee clients. Legal noticing revenue increased 20.1%, or $250,246, in part resulting from growth in bankruptcy filings.

    Total cost of goods sold and direct costs increased 18.8%, or $523,333, to $3,309,048 in fiscal 1996, compared to $2,785,715 in fiscal 1995. The total cost of goods sold and direct costs as a percentage of operating revenues decreased to 52.4% in fiscal 1996, compared to 53.2% in fiscal 1995, primarily due to TCMS, which has a higher gross margin, comprising a greater percentage of operating revenues in 1996. Processing costs increased 19.0%, or $399,708, to $2,498,109 in fiscal 1996, compared to $2,098,401 in fiscal 1995. The increase in 1996 resulted principally from an increase in customer service expense, resulting from hiring additional trainers, hardware installers and other customer service functions to support the growth of Chapter 7 sales. Depreciation and amortization increased 18.0%, or $123,625, to $810,939 in fiscal 1996, compared to $687,314 in fiscal 1995, due primarily to the purchase of computer equipment for the installations of the Company's new Chapter 7 product.

    Operating expenses increased 17.9%, or $363,696, to $2,399,385 in fiscal 1996, compared to $2,035,689 in fiscal 1995. Operating expenses as a percentage of operating revenues decreased to 37.9% in fiscal 1996, compared to 38.9% in fiscal 1995. The dollar increase in these expenses was primarily due to increases in general and administrative infrastructure necessary to support a higher level of revenues, including additional sales and marketing expenses. Sales and marketing expenses increased 64.0%, or $285,802, to $732,182 in fiscal 1996 compared to $446,380 in fiscal 1995. The Company increased its marketing activities in 1996 related to the introduction of a Windows95/NT-Registered Trademark--based version of TCMS, including costs associated with trade shows and promotional materials.

    Pro forma earnings information reflects the effects of corporate income taxes on historical earnings as if the Company had been subject to federal income taxes for all the periods presented. The Company's pro forma effective tax rates were 43% and 45% for 1996 and 1995, respectively.

    Pro forma net income increased 129.2%, or $107,083, to $189,953 in fiscal 1996, compared to pro forma net income of $82,870 in fiscal 1995. Pro forma net income as a percentage of operating revenues increased to 3.0% in fiscal 1996 compared to 1.6% in fiscal 1995.

QUARTERLY DATA

    The following table sets forth certain unaudited quarterly historical financial data for each of the Company's last nine quarters ended March 31, 1998. This unaudited quarterly information has been prepared on the same basis as the annual information presented elsewhere in this Prospectus and, in the Company's opinion, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the selected quarterly information. This information should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus. The operating results for any quarter shown are not necessarily indicative of results for any future period.

                                 QUARTER ENDED
                                 (IN THOUSANDS)

                                   MAR. 31,     JUNE 30,     SEP. 30,     DEC. 31,     MAR. 31,     JUNE 30,     SEP. 30,
                                     1996         1996         1996         1996         1997         1997         1997
                                  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating revenues..............   $   1,388    $   1,542    $   1,709    $   1,681    $   1,857    $   2,016    $   2,223
Gross profit....................         663          724          808          815          954        1,058        1,169
Operating income................         125          136          153          197          248          250          332
Pro forma net income............          32           44           47           67          105          145          191

                                   DEC. 31,     MAR. 31,
                                     1997         1998
                                  -----------  -----------
Operating revenues..............   $   2,293    $   2,536
Gross profit....................       1,209        1,359
Operating income................         353          435
Pro forma net income............         195          251


LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operating activities was $1,161,432, $1,608,257 and $200,063 during fiscal 1996, 1997, and for the three months ended March 31, 1998, respectively. The net cash provided by operating activities in fiscal 1997 consisted primarily of net income before deferred taxes of $667,128, depreciation and amortization of $1,158,184, and an increase of $100,157 in accounts payable and accrued expense offset primarily by an increase in accounts receivable of $316,194. The increase in depreciation and amortization relates primarily to the purchase of computer equipment for the installations of the Company's Chapter 7 product. The outstanding accounts receivable balance has increased primarily due to the growth in revenue.


    During the three months ended March 31, 1998, net cash provided by operating activities consisted primarily of net income before deferred taxes of $270,918 plus depreciation and amortization of $325,155, offset primarily by an increase in accounts receivable of $223,182 and a decrease in accounts payable and accrued expenses of $143,499. The increase in depreciation and amortization relates primarily to the purchase of computer equipment for the installations of the Company's Chapter 7 product. The outstanding accounts receivable balance has increased primarily due to the growth in revenue.


    The Company has available a $500,000 operating line of credit from a financial institution as of March 31, 1998 with an interest rate of prime plus 1.0% per annum (currently 9.5%). The Company has two equipment lines of credit, one for $500,000, with an interest rate of the bank's base lending rate plus 1.0% per annum

(currently 9.5%) and another for $1,000,000, with an interest rate of the bank's base lending rate plus 0.5% per annum (currently 9.0%). The balance outstanding on the equipment lines of credit totaled $1,251,945 as of March 31, 1998. The Company expects to repay the equipment loans from the proceeds of this Offering and leave the operating line of credit in place for working capital purposes. See "Use of Proceeds."

    The Company invested in property and equipment totaling $1,294,603, $2,180,517 and $490,521 during fiscal 1996, 1997 and for the three months ended March 31, 1998, respectively, which related principally to the installation of computer equipment for the Company's Chapter 7 product.

    The Company incurred expenditures for software development costs totaling $511,471, $498,392, and $156,706 during fiscal 1996, 1997, and the three-month period ended March 31, 1998, respectively. These amounts have been capitalized and are being amortized on a straight-line basis over a maximum five-year period. Internal software costs incurred in the creation of computer software products are capitalized as soon as technological feasibility has been established. Prior to the completion of a detailed program design, development costs are expensed. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to straight-line amortization over the remaining estimated economic life of the product, not to exceed five years. Additionally, the Company anticipates future software development will be at or above the spending levels of prior years.

    The Company believes that the net proceeds from this Offering, together with funds that may be generated from operations, will be sufficient to finance the Company's currently anticipated working capital and property and equipment expenditures for the foreseeable future.

INFLATION

    Inflation did not have a material impact on the Company's revenues or income from operations in the quarter ended March 31, 1998 and in fiscal 1997, 1996 and 1995.

                                    BUSINESS

    Electronic Processing, Inc. ("EPI" or the "Company") develops, markets, and licenses proprietary software products and provides support services for Chapter 7 and Chapter 13 bankruptcy trustees and other users of the federal bankruptcy system. EPI serves a national client base with specialty products that facilitate the financial and administrative aspects of bankruptcy management and that are accompanied by a high level of coordinated support including network integration, post-installation support and value-added services. EPI has achieved growth rates in operating revenues and pro forma net income per share of 32.8% and 72.7%, respectively, for 1997 compared to 1996, and 36.5% and 75.0%, respectively, for the three-month period ended March 31, 1998 compared to the same period in 1997.

    The Company presently has two primary
Windows95/NT-Registered Trademark--based software products: TCMS (Trustee Case Management System) for Chapter 7 trustees and CASEPOWER for Chapter 13 trustees. The Company continues to support, but no longer markets, a predecessor product for Chapter 13 trustees based on AS/400 midrange technologies and recently acquired a new product for Chapter 13 trustees that will be marketed under the trade name, "TRUST SERVICE AND INFORMATION SYSTEM." The Company believes that TRUST SERVICE AND INFORMATION SYSTEM will complement CASEPOWER in the marketplace and may be better suited for trustees who do not necessarily need the client/server architecture or the scope of value-added services available through CASEPOWER.

    Unlike traditional software licensing arrangements under which the end-user pays a significant up-front licensing fee and then modest support fees over time, EPI's billing models generate revenue from every client every month for the duration of the trustee client relationship. In Chapter 7, the Company collects a monthly fee from NationsBank that includes a percentage of the total trustee funds on deposit. In Chapter 13, the Company collects a monthly fee directly from each trustee client based on the number of cases in the trustee's database and the number of noticing documents generated through CASEPOWER.

INDUSTRY

    Bankruptcy comprises an ever present, integral part of the U.S. economy, and there is a national community of professionals who work in the bankruptcy industry including trustees, judges, court clerks, attorneys, accountants, government administrators, and other practitioners. In addition to the bankruptcy judge, the primary constituents in a bankruptcy proceeding include the debtor, the creditors, and the trustee, who acts as intermediary between the debtor and creditors. The end-user clients of the Company's products are TRUSTEES, not individual debtors or creditors.

    The Bankruptcy Code provides five models through which a bankruptcy can be administered:

    - Chapter 7 (Liquidation) is the most prevalent form of bankruptcy and accounted for approximately 70% of all cases filed in 1997. In a Chapter 7 case, the debtor's assets are liquidated, and the resulting cash proceeds are used to pay creditors.

    - Chapter 13 (Individual Reorganization) accounted for approximately 29% of all cases filed in 1997. Under Chapter 13, the debtor makes periodic cash payments to a trustee under a plan of reorganization that typically extends between 36 and 60 months. Creditors are paid monthly from the debtor's payments.

    - Chapter 11 (Corporate Reorganization), Chapter 12 (Farm Reorganization), and Chapter 9 (Municipal Reorganization) together accounted for approximately 1% of all cases filed in 1997.

    The Company believes that Chapter 7 and Chapter 13 are the most attractive sectors in the bankruptcy industry to which it can provide service. Because its billing models are related primarily to trustees' deposit balances in Chapter 7 and to trustees' caseloads in Chapter 13, the Company regards these factors as important indicators of market size. The Company estimates that there is currently in excess of $3 billion in deposits nationally from Chapter 7 cases. These funds are administered by approximately 1,700 individual Chapter 7 trustees, approximately 1,250 of whom are currently receiving new cases. The Company estimates that there were approximately 820,000 Chapter 13 cases pending at the end of 1997 managed by approximately 180 standing Chapter 13 trustees.

    Bankruptcy filings have exhibited significant recent growth. For the 1997 and 1996 government fiscal years, the Administrative Office of the U.S. Courts reported in excess of 1.3 million and 1.1 million new filings, respectively, each of which was an all-time high and represented increases of 23.0% and 25.9%, respectively, over the prior year. The Company believes this growth is partially attributable to the recent proliferation of consumer debt, which has been fueled by the easy availability of credit, and to an important psychological shift away from the public stigma and negative connotations historically associated with bankruptcy. The record number of filings have occurred despite what the Company perceives to be strong general economic conditions in the United States. Should the United States economy experience slower growth or recession, the Company believes that bankruptcies may grow at an even higher rate.

    The end-users of the Company's products are primarily Chapter 7 and Chapter 13 bankruptcy trustees. Bankruptcy trustees in Chapter 7 and Chapter 13 cases are charged with managing the administrative aspects of liquidation or reorganization bankruptcies. The trustee's primary responsibilities include liquidating the debtor's assets (Chapter 7) or collecting funds from the debtor (Chapter 13), distributing the asset proceeds or collected funds to creditors pursuant to the orders of the bankruptcy court, and preparing regular status reports for the United States Trustee and for the bankruptcy court. Trustees typically are attorneys or certified public accountants and manage many different bankruptcy cases simultaneously. The Company estimates that Chapter 7 trustees typically manage over 100 cases simultaneously and that Chapter 13 trustees typically manage over 1,000 cases simultaneously. It is possible for a given individual trustee to have caseloads in both Chapter 7 and Chapter 13 bankruptcies, but normally a trustee will specialize in one or the other. EPI's products allow a trustee client to manage an entire caseload; the Company does not contract with trustees to manage specific individual cases.

CHAPTER 7 BANKRUPTCY

    For Chapter 7 liquidation bankruptcy, each jurisdiction has a rotating "panel" of trustees. Because Chapter 7 comprises approximately 70% of all bankruptcies filed, multiple trustees are required in most parts of the country to accommodate the caseload. Because the administration of a Chapter 7 case, including asset liquidation and litigation, can last several years, the trustee will deposit cash proceeds into an interest-bearing account for the benefit of the creditors who will eventually receive distributions. Typically, the trustee makes a single distribution at the conclusion of the case.

CHAPTER 13 BANKRUPTCY

    Most jurisdictions have a single standing Chapter 13 trustee who administers all Chapter 13 filings for the area. In certain areas of the country, the trustee is responsible for sending various required notices to parties of interest. Because the debtor's assets are not liquidated under Chapter 13, the trustee analyzes the debtor's income and expenses and directs the debtor to make regular cash payments to the trustee according to the court-approved plan of reorganization. Each month, the trustee disburses the monies received from the debtor to eligible creditors according to the plan. The trustee provides regular status reports to the United States Trustee and every six months provides a detailed ledger of financial activity to each debtor and debtor's attorney. Chapter 13 reorganizations typically last between 36 and 60 months. Upon conclusion of the case, the trustee submits a final report to the bankruptcy court outlining the financial history of the case.

STRATEGY

    The Company's objective is to become the leading provider of advanced software and related services to the bankruptcy industry. To achieve this objective, the Company will continue to adhere to the following core principles:

    - DEVELOP SPECIALIZED, BUSINESS-CRITICAL APPLICATIONS. The Company believes that the software applications that it provides to bankruptcy trustees serve an essential, business-critical function in the trustee clients' daily operations and that the functionality of EPI products cannot easily be duplicated with generic, off-the-shelf software packages. Trustee clients utilize EPI software for a wide variety of functions, and the Company believes it maintains close working relationships with their offices. Accordingly, the Company believes that its software becomes the administrative cornerstone of the trustees' practices and an important contributor to their offices' efficiency.

    - SUSTAIN RECURRING REVENUE STRUCTURE. Unlike traditional software licensing arrangements under which the end-user pays a significant up-front licensing fee and then modest support fees over time, EPI's billing models generate revenue from every client every month for the duration of the trustee client relationship. In Chapter 7, the Company collects a monthly fee through its marketing alliance with NationsBank that includes a percentage of the total trustee funds on deposit. In Chapter 13, the Company collects a monthly fee directly from each trustee client that is based on the number of cases in the trustee's database and the number of noticing documents generated through CASEPOWER.

    - CONTINUE TO DEVELOP KEY SKILL SETS. The Company believes that the ongoing integration of two key skill sets is required to achieve market leadership: (1) proficiency in commercial software development, service and support; and (2) expertise in bankruptcy management. The Company believes it has recruited employees who are skilled in both functional areas and intends to maintain and enhance these skill bases through ongoing recruiting and employee development programs.

    - INTEGRATE LEADING TECHNOLOGIES. The Company believes that emerging computer technologies, including the Internet, will form a key portion of its future product infrastructure. Accordingly, the Company intends to maintain a current knowledge of advanced and emerging technologies and to integrate them into its products and services to achieve competitive advantages.

    As part of its strategy, the Company has identified the following potential opportunities:

    - ACQUISITIONS. The Company will seek to acquire technologies and/or portfolios of business held by direct competitors in the Company's core Chapter 7 and Chapter 13 markets. In Chapter 7, these opportunities may include acquiring blocks of Chapter 7 deposits from national or regional competing banks and converting their respective customer bases to the EPI platform, purchasing competing software products and customer bases, or both. In Chapter 13, acquisition opportunities may include purchasing competing software products and the customer installations they currently serve.

    - ENTER COMPLEMENTARY MARKETS. The Company intends to explore opportunities for vertical integration, such as by providing document imaging services to trustees, and horizontal integration, such as by providing petition management applications for debtors' attorneys.

    - DATABASE OPPORTUNITIES. The Company is building a database of national bankruptcy case information and believes it may be able to provide fee-based database services to users of bankruptcy case information such as large national consumer credit providers who seek to improve their claims recovery process. Additionally, the Company has begun to provide fee-based data extraction and update services to a major investment banking firm.

    - INTERNATIONAL MARKETS. The Company believes that, similar to the United States, most foreign economies include remedies for financial failure including liquidation and reorganization. The Company also believes that the types of technology-based services EPI provides to the U.S. market are not yet widely used internationally. By modifying its software applications and bringing them into compliance with other legal systems, the Company believes that its products can be marketed internationally.

PRODUCTS

    The Company's products and services are based on the development of proprietary software. The Company's software applications run under Windows95/NT-Registered Trademark- and are developed internally by a full-time group of professional software developers utilizing current technologies including Oracle-Registered Trademark-, PowerBuilder-Registered Trademark-, VisualFoxPro-Registered Trademark-, dynamic HTML, and
Java-Registered Trademark-. The Company enhances its software applications continually and frequently accommodates special product and service requests from individual trustees. To gather information on evolving market needs and priorities, the Company conducts detailed telephone interviews with end-users several times annually and convenes user meetings in select geographic markets. The Company also believes it has been aggressive in providing trustees with innovations that offer trustees significant operating efficiencies.

    The Company currently markets two primary software products: TCMS (Trustee Case Management System) for Chapter 7 trustees and CASEPOWER for Chapter 13 trustees.

CHAPTER 7--TCMS (TRUSTEE CASE MANAGEMENT SYSTEM)

    TCMS is a comprehensive software solution for Chapter 7 trustee case management that is available in both standalone and networked versions for Windows95/NT-Registered Trademark-. In the first quarter of 1998, the Company began shipping release 3.0 of TCMS, a major enhancement over predecessor versions. The Company believes that trustee clients typically rely on TCMS as the administrative cornerstone of their trustee practices and utilize the system extensively for functions including:

    - ASSET MANAGEMENT. TCMS stores information about assets as they are identified and tracks their remaining values as they are liquidated.

    - BANKING. An online banking module allows the trustee to open and close bank accounts electronically as well as to enter funds transfers. Daily financial transactions are recorded in an interface that resembles a personal check register. The system prepares laser checks and deposit slips on demand.

    - CLAIMS ADMINISTRATION. TCMS categorizes each claim by class and desired priority level for distribution. Distribution checks are calculated and printed automatically, and all financial ledgers are updated.

    - CALENDARING AND DOCKETING. Key events in asset cases are posted automatically to a central calendar that can be printed regularly. The software automatically schedules tasks required to administer cases in a timely fashion.

    - CUSTOMIZED DISTRICT REPORTS. EPI customizes final reports and final accounts for each district where TCMS is marketed.

    - 180 DAY REPORTS. TCMS generates the 180 Day Reports that trustees are required to submit to the United States Trustee semiannually with a variety of convenient reporting options.

    PRICING AND CHAPTER 7 MARKETING ALLIANCE. Current regulation of Chapter 7 bankruptcy trustees has the practical effect of discouraging trustees from incurring direct administrative costs for computer expenses. All major nationally marketed Chapter 7 systems are provided to trustees without direct charge to the trustee because of traditional market conventions. EPI has established a marketing alliance with NationsBank to collect revenue from the Company's Chapter 7 product under the following arrangement:

    - EPI licenses its proprietary software to the end-user trustee and furnishes hardware, conversion services, training and customer support, without direct charge to the trustee;

    - Pursuant to a licensing agreement with EPI, the trustee closes predecessor banking relationships, transfers funds to NationsBank and agrees to deposit with NationsBank the cash proceeds from all future asset liquidations, which are commonly on deposit for several years; and

    - The Company collects a monthly fee from NationsBank that includes a percentage of total trustee funds on deposit.

    The Company's exclusive relationship with NationsBank, the largest banker to the United States government in all fifty states, was established in November 1993. In this marketing arrangement, EPI and NationsBank promote products and services to trustees nationwide. Through this arrangement, EPI collects a recurring revenue stream that lasts for the duration of the trustee client relationship, and NationsBank is able to build its deposit base in this market. The Company also continues to support a limited number of trustee relationships through other banks that predate its agreement with NationsBank.

    CHAPTER 11 CASES MANAGED THROUGH TCMS. The Company has recently incorporated several enhancements to TCMS that enable the application to more readily administer Chapter 11 cases in addition to Chapter 7 cases. With these new enhancements in place, the Company believes it can attract additional deposit revenue from Chapter 11 bankruptcies from both new clients and from clients who already utilize TCMS for their Chapter 7 requirements. The Company estimates that there is over $2 billion on deposit in Chapter 11 cases nationally and that Chapter 11 funds are typically on deposit for shorter periods of time than Chapter 7 funds.

CHAPTER 13--CASEPOWER

    CASEPOWER is a comprehensive software solution to the transaction processing needs of Chapter 13 trustees. It is installed in a client-server configuration utilizing Windows95/NT-Registered Trademark-. Trustee clients utilize the system for the following functions:

    - NOTICING. As users set up new cases in the system, EPI's data center in Kansas City can access the trustee's system and extract data necessary to generate and mail printed notices for creditors. The Company charges trustees according to the number of notices printed.

    - MONTHLY DISTRIBUTION. CASEPOWER'S advanced logic enables the trustee to accommodate a wide variety of creditor payment scenarios established by the bankruptcy court. The software calculates payments to creditors monthly, and the trustee may choose to outsource check and report printing functions to EPI's data center in Kansas City for an additional fee.

    - CASE MANAGEMENT. CASEPOWER stores and monitors key dates, names, addresses and text notes for every case in the system, and a variety of retrieval options enables users to access case information in several different formats.

    - CASH MANAGEMENT. Users enter cash receipts and financial adjustments in the system, and CASEPOWER updates the balances in each case in preparation for monthly distribution to creditors.

    - INQUIRY. Chapter 13 trustees' offices receive a multitude of outside inquiries each day from creditors' and debtors' attorneys. CASEPOWER provides instantaneous inquiry access to the financial status of each debtor and claim in the system. An optional creditor dial-in system gives outside parties inquiry access only to the system through a modem connection.

    CASEPOWER is installed in an office to manage an entire caseload, which in some instances can exceed 10,000 cases per trustee. The Company does not enter trustee client relationships to manage partial caseloads or individual cases.

    ACQUISITION OF TRUST SERVICE AND INFORMATION SYSTEM. In April 1998, the Company acquired a new PC-based software application for Chapter 13 trustees that will be marketed under the trade name, "TRUST SERVICE AND INFORMATION SYSTEM." The Company believes that TRUST SERVICE AND INFORMATION SYSTEM will complement CASEPOWER in the marketplace and may be better suited for trustees who do not necessarily need the client/ server architecture or the scope of value-added services available through CASEPOWER.

    LEGACY PRODUCT. Prior to CASEPOWER, the Company marketed a product based on AS/400 midrange technology to Chapter 13 trustees. The Company continues to support, but no longer markets, the AS/400 midrange product and is in the process of upgrading AS/400 midrange users to the CASEPOWER platform.

    PRICING. In Chapter 13, EPI collects a monthly fee directly from each trustee client based on the number of cases in the trustee's database and the number of noticing documents generated through CASEPOWER. Individual price quotes are provided to each trustee based on the number of cases in the trustee's database and optional value-added services selected, which may include check printing, bank reconciliation, data entry service, hardware provision and maintenance, and noticing document assembly.

    CHAPTER 12 CASES MANAGED THROUGH CASEPOWER AND AS/400 MIDRANGE. Because of the similarities between Chapter 13 and Chapter 12, trustees in Chapter 12 may manage their caseloads through CASEPOWER. Chapter 12 represents less than 1% of all bankruptcy filings.

INTERNET-BASED SERVICE--BANKRUPTCY LINK-REGISTERED TRADEMARK-

    In the first quarter of 1998, the Company introduced an Internet-based service, Bankruptcy Link-Registered Trademark-, that enables bankruptcy professionals to share information electronically. The Company does not presently charge for access to this service, which is still in an early stage of utilization. In the short term, the Company believes that Bankruptcy Link will enhance the marketability of its existing product lines because of potential future increased efficiencies realized from electronic data exchange, and in the long term, the Company believes that the Internet-based platform will serve as a key element of future products and services.

SALES AND MARKETING

    The Company's internal sales force has primary responsibility for all aspects of sales and marketing, which include developing market visibility and presence, showing the software's capabilities in on-site sales demonstrations, preparing proposals, and closing contracts on new business. The Company's products and services are marketed directly to trustees through on-site sales demonstrations by the Company's internal sales department. The Company's account executives typically receive a base salary plus a commission based upon the revenue of new business for which they are responsible. In addition to account executives located at the Company's corporate headquarters, the Company has also placed full-time account executives in New York and Los Angeles, which the Company believes to be two of the largest regional markets for its products.

    The Executive Office for U.S. Trustees periodically publishes a directory of bankruptcy trustees that the Company uses as its prospect list. Trustees make their own decisions for software and service providers. The Company's sales force also attends approximately ten bankruptcy trade shows annually, which include the conferences of the National Association of Bankruptcy Trustees and the National Association of Chapter 13 Trustees.

    The Company believes that virtually all Chapter 7 and Chapter 13 trustees already use some type of computerized case management system. Although the Company does license systems to newly appointed trustees who do not yet have software in place and to trustees who formerly used manual or internally developed systems, the majority of the Company's trustee clients leave a competing system for an EPI product. The Company believes that its advanced technologies, case management functions, and bankruptcy expertise compel trustees to choose its products over those of the competition. In the case of its Chapter 7 sales and marketing efforts, the Company believes it gains additional benefit from its national affiliation with NationsBank. Because of the Company's recurring revenue models, customer retention efforts are an important part of the Company's overall sales and marketing program. Through periodic quality assurance telephone interviews and on-site post-installation visits, the Company believes it is effective in maintaining close working relationships with its trustee clients.

    Through its strategic marketing alliance with the Company, NationsBank also has a dedicated national sales force to promote an integrated package of the Company's Chapter 7 TCMS product and NationsBank banking services to Chapter 7 trustees. NationsBank staff often travel with the Company's representatives on joint sales calls and are responsible for introducing prospective clients to the banking support that NationsBank offers to trustees.

COMPETITION

    The market for Chapter 7 and Chapter 13 trustee case management systems is highly competitive, and there is a finite number of potential trustee clients. There are several companies in the market competing for sales from this finite group of trustee clients, and some of the Company's competitors have substantially greater financial and marketing resources than does the Company. The Company competes with both regional and national competitors.

    In Chapter 7, the largest national competitor is Chase Manhattan Bank. Through its wholly owned subsidiary, Manufacturer's Hanover Financial Management Systems, it develops, promotes and supports a software product for Chapter 7 trustees. Another national competitor is Union Bank of California, which contracts with DCI Corporation of Memphis, Tennessee, a privately held company, for a software product. In selected regional markets, there are additional competing software companies and banks.

    In Chapter 13, the largest national competitor is DCS Corporation of Memphis, Tennessee, a privately held company. There is also a number of smaller competitors in Chapter 13, all of which are privately held companies.

    The Company believes that the most important factors that influence trustees' decisions regarding case management systems are: (1) the features and benefits of the proprietary software; (2) the level of bankruptcy expertise offered by the vendor; and (3) the quality of the support, maintenance and enhancements provided by the vendor. The Company believes it has developed a strong combination of these core skill sets, as evidenced by the technologies and case management functions of its applications, as well as its long-standing experience in the bankruptcy industry and the backgrounds of its key personnel. See "Risk Factors--Limited Number of Potential Trustee Clients; Highly Competitive Market."

EMPLOYEES

    The Company employs approximately 70 people and believes that its relationship with employees is good.

PROPERTIES

    The Company's corporate offices are located in a 30,000-square-foot facility leased in Kansas City, Kansas. The Company believes that this facility will be adequate for use for at least the next full year. The leased facility is partially owned by a related party. See "Certain Relationships and Related Transactions."

LEGAL PROCEEDINGS

    The Company is not a party to any pending or threatened litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The executive officers and directors of the Company, their ages as of March 31, 1998 and their positions are set forth below.

NAME                                       AGE                                    POSITION
-------------------------------------      ---      --------------------------------------------------------------------
Tom W. Olofson*......................          56   Chairman, President and Chief Executive Officer
Christopher E. Olofson...............          28   Executive Vice President, Chief Operating Officer, and Director
Albert T. Annillo....................          47   Senior Vice President
Reed A. Eichner......................          40   Vice President--Operations
Nanci R. Trutna......................          44   Vice President--Finance
Sally D. MacDonald...................          51   Vice President--Human Resources
Robert C. Levy *.....................          51   Secretary and Director
W. Bryan Satterlee*..................          64   Director

-------

*   Member of Audit Committee

    TOM W. OLOFSON led a private investor group that acquired the Company in July 1988, and he has served as Chief Executive Officer and Chairman of the Board since that time. During his business career, Mr. Olofson has held various management positions with Xerox Corporation and was a Senior Vice President and Member, Office of the President, of Marion Laboratories (now Hoechst Marion Roussel, Inc.). Mr. Olofson is a director of Saztec International, Inc., a provider of information management services, and also serves as a director of various private companies in which he is an investor. He earned a BBA from the University of Pittsburgh in 1963, and is currently a member of the Board of Visitors of the Katz Graduate School of Business at the University of Pittsburgh. He is the father of Christopher E. Olofson.

    CHRISTOPHER E. OLOFSON joined EPI as a Vice President in June 1993, having been a part-time employee of the Company since 1988. In January 1994, he was designated Senior Vice President--Operations, and became Executive Vice President and a member of the Board of Directors effective January 1, 1995. Effective July 1, 1996, Mr. Olofson also assumed the duties of Chief Operating Officer. He earned an AB degree from Princeton University in 1992, SUMMA CUM LAUDE. He was designated a Fulbright Scholar and completed a one-year program of study at the Stanford University Center in Taipei, Taiwan in 1993. He is the son of Tom W. Olofson.

    ALBERT T. ANNILLO has been Senior Vice President since January 1995. Mr. Annillo joined the Company in October 1992 as a corporate Vice President. He was Assistant Director, Executive Office for United States Trustees, Department of Justice, Washington, D.C. for six years before his association with the Company. He earned an MBA and an MED from William Patterson College in 1975 and 1979, respectively.

    REED A. EICHNER joined the Company as Vice President--Sales and Marketing in September 1995. He became Vice President--Operations on September 1, 1996. From May 1991 through August 1995 he served as President and owner of Connexions, Inc., a company which provided system integration and document conversion services. He was General Manager of Innovision Systems, Inc. from September 1989 to May 1991. Mr. Eichner earned a BA from the University of North Carolina in 1982.

    NANCI R. TRUTNA assumed her present position as Vice President--Finance in June 1993. She was with Merchants Bank, Kansas City, Missouri from 1981 to June 1993 where she became a Senior Vice President. Ms. Trutna is a Certified Public Accountant and earned a BSBA in 1975 from the University of North Dakota.

    SALLY D. MACDONALD joined the Company as Vice President--Human Resources in January 1996. Ms. MacDonald has extensive management experience in the human resources field. She served as Regional Human Resources Manager for Network General, Inc. from 1992 to 1994, as Manager, Employment with North Supply Company from 1989 to 1991, and as Manager, Employment and Employee Relations with Informix

Software, Inc. from 1986 to 1989. Ms. MacDonald earned a BS in Business Administration from the University of San Francisco in 1984. Ms. MacDonald has announced plans to resign from the Company in the next few months to relocate to California for family reasons.

    ROBERT C. LEVY is an attorney who is a director, shareholder and executive committee member of the law firm of Seigfreid, Bingham, Levy, Selzer & Gee in Kansas City, Missouri, which law firm has provided and is expected to continue to provide certain legal services to the Company. He has been the Corporate Secretary and a Director of the Company since July 1988. He earned a BS from Northwestern University in 1968, and a JD from the University of California at Berkeley in 1971. Mr. Levy formerly was Chairman of the Board of Directors of Blue Cross and Blue Shield of Kansas City. Mr. Levy has agreed to resign as Secretary of the Company effective on the closing of this Offering, and the Board of Directors intends to elect Ms. Trutna to fill that position.

    W. BRYAN SATTERLEE was elected to the Company's Board of Directors in 1997. Mr. Satterlee has been a partner since 1989 in NorthEast Ventures, a consulting firm based in Hartford, Connecticut which specializes in business development services for and evaluations of technology-based venture companies. He has extensive general management and marketing experience in technology-based firms. Mr. Satterlee's background includes ten years of management experience with IBM, as well as having been a founder of a computer leasing/software business, telecommunications company and a venture investment services business. He earned a BS in 1956 from Lafayette College.

EXECUTIVE COMPENSATION

    The following table sets forth the cash and other compensation paid in 1996 and 1997 to the Company's Chief Executive Officer and each other executive officer of the Company who earned in excess of $100,000 in either year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                         ANNUAL COMPENSATION            -------------
                                                --------------------------------------   SECURITIES      ALL OTHER
                                                                        OTHER ANNUAL     UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR       SALARY      BONUS    COMPENSATION(1)   OPTIONS(#)       (2)(3)
-----------------------------------  ---------  ----------  ---------  ---------------  -------------  -------------
Tom W. Olofson,
  Chairman/CEO.....................       1997  $  100,489         --     $  31,573              --      $  11,537
                                          1996  $   50,000  $  24,000     $  36,827              --      $  11,434

Christopher E. Olofson,
  EVP/COO..........................       1997  $  120,101         --     $   2,754          75,000      $   3,600
                                          1996  $  108,101         --     $   3,349              --      $   1,620

-------

(1) Includes $28,562 in 1997 and $33,782 in 1996 for payment of annual life insurance premiums on policies owned by Tom W. Olofson, which designate Jeanne H. Olofson, his wife, as the beneficiary, and $3,011 in 1997 and $3,045 in 1996 for personal use of a Company automobile. Includes $2,754 for 1997 and $3,349 for 1996 for Christopher E. Olofson for personal use of a Company automobile.

(2) Company benefits include $6,789 in 1997 and $9,075 in 1996 for group insurance and $4,748 in 1997 and $2,359 in 1996 for Company matching contributions to the 401(k) plan for Tom W. Olofson. Includes $3,600 in 1997 and $1,620 in 1996 for Company matching contributions for Christopher E. Olofson.

(3) Does not include interest of $7,778 in 1997 and $40,000 in 1996 paid by the Company to Tom W. Olofson on amounts borrowed by the Company from Tom W. Olofson. See "Certain Relationships and Related Transactions."

    The Company does not have a long-term incentive compensation plan.

    The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers during the year ended December 31, 1997.

                           OPTION GRANTS IN LAST YEAR

                                                                                                     POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                                                                                    ANNUAL RATES OF STOCK
                                                    % OF TOTAL                                      PRICE APPRECIATION FOR
                                    SHARES        OPTIONS GRANTED     EXERCISE                          OPTION TERM(1)
                                  UNDERLYING      TO EMPLOYEES IN     PRICE PER                     ----------------------
NAME                            OPTIONS GRANTED        1997             SHARE      EXPIRATION DATE      5%         10%
------------------------------  ---------------  -----------------  -------------  ---------------  ----------  ----------
Tom W. Olofson................            --                --                 --             --            --          --
Christopher E. Olofson........        25,000             11.1%        $   3.85(2)       02/04/02    $   15,425  $   44,670
                                      25,000             11.1%        $   4.95(2)       07/10/02    $   19,833  $   57,433
                                      25,000             11.1%        $   6.80(2)       12/01/07    $  155,780  $  348,748

-------

(1) The amounts shown as potential realizable values are based on assumed annualized rates of appreciation in the price of the Common Stock of 5.0% and 10.0% over the term of the options, as set forth in the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Common Stock. There can be no assurance that the potential realizable values reflected in this table will be achieved.

(2) The options were granted at 110%, 110% and 85%, respectively, of the fair market value of the Common Stock on the date of grant, which was $3.50, $4.50 and $8.00, respectively, on those dates.

    The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers that were outstanding at December 31, 1997:

      AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES

                                                                                        AT DECEMBER 31, 1997
                                                                       ------------------------------------------------------
                                                                         NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-
                                                                                OPTIONS               THE-MONEY OPTIONS(1)
                                    SHARED ACQUIRED                    --------------------------  --------------------------
NAME                               UPON EXERCISE (#)  VALUE REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------------  -----------------  ---------------  -----------  -------------  -----------  -------------
Tom W. Olofson...................             --                --             --            --            --             --
Christopher E. Olofson...........             --                --         50,000        25,000     $ 367,500    $   123,750

-------

(1) Based on a per share price of Common Stock of $11.75, which was the closing price for the Common Stock on the Nasdaq SmallCap Market on December 31, 1997, less the option exercise prices.

BOARD OF DIRECTORS COMPENSATION

    The Board of Directors compensates its non-employee members at the rate of $750 per quarter and $750 per meeting attended and reimburses them for out-of-pocket expenses associated with their attendance at meetings.

    The Company granted a one-time, ten-year option to W. Bryan Satterlee for 7,500 shares of Common Stock at an exercise price of $3.50 in February 1997, at the time Mr. Satterlee joined the Board of Directors. The option vests 20% per year over five years.

STOCK OPTION PLAN

    On October 17, 1995, the Company adopted the Electronic Processing, Inc. 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan provides for the issuance of options to employees, officers and directors of the Company ("Eligible Participants") to purchase up to an aggregate of 270,000 shares of Common Stock subject to adjustment under certain circumstances. Options granted under the 1995 Plan may be either incentive stock options ("ISOs") as defined by
Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code") or non-statutory stock options ("NSOs").

    On November 4, 1996, the Board of Directors and shareholders of the Company adopted an amendment to the 1995 Plan to increase the number of shares of Common Stock available for the grant of stock options under the 1995 Plan from 180,000 to 270,000 shares.

    On January 23, 1997, the Board of Directors and shareholders of the Company adopted an amendment to the 1995 Plan to provide that the 1995 Plan may be administered either by the Board of Directors of the Company or a Stock Option Plan Committee of the Board; provided, however, that the Stock Option Plan Committee may not grant stock options to officers or directors in the Company unless it is made up of no less than two members of the Board who qualify as "Non-Employee Directors" under Rule 16b-3 or its successors promulgated under the Securities Exchange Act of 1934, as amended.

    On February 3, 1997, the Board of Directors and shareholders of the Company adopted an amendment to the 1995 Plan to provide that the purchase price of an NSO granted by the Committee or the Board under the 1995 Plan may not be less then 85.0% of the fair market value of the Common Stock, so long as the Common Stock is qualified for sale in the State of Minnesota.

    The Board of Directors of the Company has adopted an amendment to the 1995 Plan recommending to the shareholders that they increase the number of shares of Common Stock available for the grant of stock options under the 1995 Plan from 270,000 shares to 500,000 shares. The Company will submit that proposed amendment to the 1995 Plan to a vote of the shareholders of the Company at the annual meeting scheduled for June, 1998.


    The 1995 Plan is administered by the Board of Directors. The Board of Directors has sole discretion and authority, consistent with the provisions of the 1995 Plan, to grant ISOs or NSOs, determine in good faith the fair market value of the shares, select the Eligible Participants to whom options will be granted under the 1995 Plan, construe and interpret the Plan, promulgate, amend and rescind rules and regulations for the administration thereof, and make such other determinations which are necessary and advisable for the 1995 Plan's administration.


    The exercise price of ISOs granted under the 1995 Plan shall be no less than the fair market value of a share of Common Stock on the date the option is granted (110.0% with respect to ISO optionees who own at least 10.0% of the outstanding Common Stock of the Company). With respect to NSOs, the exercise price shall be determined by the Board of Directors and may not be less than 85.0% of the fair market value on the date of grant so long as the Common Stock is qualified for sale in the state of Minnesota. The Board of Directors has the authority to determine the time or times at which options granted under the 1995 Plan become exercisable, but options expire no later than ten years from the date of grant (five years with respect to ISO optionees who own at least 10.0% of the outstanding Common Stock of the Company). Options are nontransferable, other than by will and the laws of descent, and generally may be exercised only by an employee while employed by the Company or within 90 days after termination of employment or one year in the event of termination by reason of death or disability.

    It has been the Company's practice to grant stock options to all full-time employees after an initial period of employment with the Company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS


    The Company's by-laws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director or officer of another entity) against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement (except that, in connection with an action by or in the right of the Company, the indemnity shall be limited to expenses, including attorneys' fees, and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The bylaws also provide that no indemnification in connection with any action or suit by or in the right of the Company shall be made in respect of any claim, issue or matter as to which an indemnifiable person has been judged to be liable for negligence or misconduct in the performance of such person's duties to the Company unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.


    To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding, or in defense of any claim, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of the action, suit, or proceeding. The indemnification discussed in this section is not exclusive of any other rights the party may have seeking indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controller persons of the Company under the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In July 1988, an unaffiliated venture capital firm purchased a $400,000 subordinated note and a stock purchase warrant from the Company. In October 1991, the Company's Board of Directors deemed it in the best interest of the Company to purchase the subordinated note and stock purchase warrant from the venture capital firm. Because the Company could not then complete this transaction without incurring additional debt, Tom W. Olofson, Chairman and Chief Executive Officer, purchased the subordinated note and stock purchase warrant. This subordinated note payable to Mr. Olofson in the amount of $400,000 was paid by the Company in February, 1997. The note provided for interest at the rate of 10%. Interest paid to Tom W. Olofson under this agreement was $40,000 in 1996 and $7,778 in 1997. The stock purchase warrant provided for the acquisition of 969,228 shares of the Company's Common Stock at $.4125 per share at any time prior to July 14, 1998. In accordance with an October 11, 1996 agreement between the Company and Mr. Olofson, the Company paid $41,000 to Mr. Olofson, and the stock purchase warrant was retired.

    The Company has a noncancellable operating lease for its corporate headquarters which expires on February 28, 2011. Tom W. Olofson holds a 50% interest, as a general partner, in T & J Investment Company, a Kansas general partnership ("T & J Investment Company") that leases this facility to the Company. The lease requires the Company to pay all executory costs (property taxes, maintenance and insurance). The Company paid T&J Investment Company rent for the 30,000 square foot facility of $145,500 and $149,250 in 1996 and 1997, respectively.

    The Company believes that the above transactions were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties on an arm's length basis.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1998, before and after giving effect to the sale of the shares of Common Stock offered hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) Messrs. Tom W. Olofson and Christopher
E. Olofson (the "Selling Shareholders"), (iii) each director of the Company,
(iv) each of the Named Executive Officers, and (v) all directors and executive officers of the Company as a group.

                                                           SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                           OWNED PRIOR TO THE                       OWNED AFTER THE
                                                               OFFERING(2)                            OFFERING(2)
                                                         -----------------------  SHARES BEING  -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                    NUMBER      PERCENT      OFFERED       NUMBER      PERCENT
-------------------------------------------------------  ----------  -----------  ------------  ----------  -----------
Tom W. Olofson (3).....................................   1,620,000        46.6%      220,000    1,400,000       31.2%
Christopher E. Olofson (4).............................     184,500         5.3%       30,000      154,500        3.4%
Robert C. Levy.........................................      22,500       *                --       22,500       *
W. Bryan Satterlee (5).................................       8,500       *                --        8,500       *
All directors and executive officers as a group (8
  persons)(6)..........................................   1,841,500        53.0%      250,000    1,591,500       35.6%

-------

(*) Less than 1%.

(1) The address of all of the named individuals is c/o Electronic Processing, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days of the date of this Prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise indicated in a footnote to this table, the persons in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3) Excludes 40,500 shares owned by Mr. Olofson's adult son, Scott W. Olofson, as to which shares Mr. Olofson disclaims beneficial ownership.

(4) Includes 75,000 shares of Common Stock subject to options that are exercisable within the next 60 days.

(5) Includes 1,500 shares of Common Stock subject to options that are exercisable within the next 60 days. Excludes 6,000 shares of Common Stock issuable upon exercise of options that are not exercisable within the next 60 days.

(6) Includes 81,000 shares of Common Stock subject to options that are exercisable within the next 60 days. Excludes 64,000 shares of Common Stock subject to options held by directors and executive officers that are not exercisable within the next 60 days.

                           DESCRIPTION OF SECURITIES

COMMON STOCK


    The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $0.01 par value per share. As of March 31, 1998, there were 3,474,068 shares of Common Stock outstanding held of record by approximately 50 shareholders and beneficially by approximately 2,000 shareholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of Common Stock. Cumulative voting is not permitted in the election of directors of the Company. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The holders of Common Stock have no preemptive or subscription rights, and there are no redemption or conversion rights with respect to such shares. All outstanding shares of Common Stock are fully paid and non-assessable, and, upon completion of the Offering, the shares of Common Stock offered hereby will be fully paid and non-assessable.


    As of March 31, 1998, 248,800 shares of Common Stock were issuable upon the exercise of outstanding options granted under the 1995 Plan at a weighted average exercise price of $5.48 per share, of which options to purchase 65,660 shares are currently exercisable. In connection with the Company's initial public offering in 1997, the Company issued to the underwriter thereof a warrant to purchase up to 160,000 shares of Common Stock at an exercise price per share equal to $4.20. The warrant may not be transferred other than by will or pursuant to the operation of law, except to a person who is an officer of such underwriter. The warrant is exercisable at any time during the four year period ending February 3, 2001. As of April 24, 1998, the warrant was unexercised as to 47,800 shares of the original 160,000 shares.

MISSOURI ANTI-TAKEOVER STATUTES

    The Missouri General Business and Corporation Law ("GBCL") requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock to approve certain fundamental corporate transactions, including mergers, consolidations or the sale of all or substantially all the assets of the Company. After the completion of the Offering, the Company's directors and executive officers will beneficially own approximately 35.6% of the outstanding Common Stock, and will have the ability to delay or prevent such a transaction. See "Risk Factors--Control by Principal Shareholders; Anti-Takeover Provisions of Missouri Law."

    Under the GBCL, a person (or persons acting as a group) who acquires 20% or more of the outstanding stock of an "issuing public corporation" will not have voting rights, unless: (i) such acquiring person satisfies certain statutory disclosure requirements, and (ii) the restoration of voting rights to such acquiring person is approved by the issuing public corporation's shareholders. Additional shareholder approval is required to restore voting rights when an acquiring person has acquired one-third and a majority, respectively, of the outstanding stock of the issuing public corporation. The GBCL permits an "issuing public corporation" to elect not to be governed by this law. The Company has not made this election. The Missouri business combination law does not presently apply to the Company.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is Norwest Bank Minnesota, N.A.

                                  UNDERWRITING

    A.G. Edwards & Sons, Inc. (the "Underwriter") has agreed with the Company and the Selling Shareholders, subject to the terms and conditions of the Underwriting Agreement, to purchase the number of shares of Common Stock set forth opposite its name below.

                                                                                    NUMBER OF
UNDERWRITER                                                                           SHARES
----------------------------------------------------------------------------------  ----------
A.G. Edwards & Sons, Inc..........................................................   1,250,000
                                                                                    ----------
                                                                                    ----------

    The Underwriting Agreement provides that the Underwriter is obligated to purchase all of the shares of Common Stock, if any are purchased.


    The Company and the Selling Shareholders have been advised that the Underwriter proposes to offer the Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession not in excess of $   per share and that the
Underwriter and such dealers may reallow a discount of not in excess of $   per
share to other dealers. The offering price and the concession and discount to dealers may be changed by the Underwriter after the Offering.


    In the Underwriting Agreement, the Company has granted the Underwriter an option, expiring at the close of business on the 45(th) day subsequent to the date of this Prospectus, to purchase up to an aggregate of 187,500 additional shares of Common Stock at the offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriter may exercise such option solely to cover over-allotments, if any, in the sale of the shares. To the extent the Underwriter exercises such option, the Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the option shares as the number of shares to be purchased by it shown in the table above bears to 1,250,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriter, for which the Company will receive all of the proceeds.

    The Company and the Selling Shareholders have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. The liability of each Selling Shareholder under this indemnity is limited to the amount of his proceeds.

    The Company and certain shareholders, who collectively will own 1,591,500 shares of Common Stock immediately following the Offering, have agreed that they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock, other than the shares offered pursuant to this Prospectus, for a period of 180 days from the date of this Prospectus without the prior written consent of A.G. Edwards & Sons, Inc.

    In connection with the Offering, the Underwriter and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriter also may create a short position for the account of the Underwriter by selling more Common Stock in connection with the Offering than it is committed to purchase from the Company and the Selling Shareholders, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriter may also cover all or a portion of such short position, up to 187,500 shares of Common Stock, by exercising the Underwriter's over-allotment option referred to above. In addition, A.G. Edwards & Sons, Inc. may impose "penalty bids" whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of the Underwriter, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriter in the open market. The Underwriter and selling group members may engage in passive market making transactions in the Common Stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if it is undertaken, it may be discontinued at any time.

    The Underwriter has informed the Company that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for the Company by Gilmore & Bell, P.C., Kansas City, Missouri. Certain legal matters for the Underwriter will be passed upon by Bryan Cave LLP, St. Louis, Missouri.

                                    EXPERTS

    The balance sheets as of December 31, 1996 and 1997, and the statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997 included in this Prospectus and in the Registration Statement, have been included herein in reliance on the report of Baird, Kurtz & Dobson, independent public accountants, given on the authority of that firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at:
Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Those materials may also be obtained from The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006, or may be obtained electronically on the Commission's home page on the Internet at HTTP://WWW.SEC.GOV.

    This Prospectus constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act with respect to the Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits and schedules for further information with respect to the Company and the Common Stock offered hereby. Any statements contained elsewhere in this Prospectus concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement.

                          ELECTRONIC PROCESSING, INC.

                        DECEMBER 31, 1995, 1996 AND 1997
                          AND MARCH 31, 1997 AND 1998

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
INDEPENDENT ACCOUNTANTS' REPORT............................................................................         F-2

FINANCIAL STATEMENTS
  Balance Sheets...........................................................................................         F-3
  Statements of Income.....................................................................................         F-4
  Statements of Changes in Shareholders' Equity............................................................         F-5
  Statements of Cash Flows.................................................................................         F-6
  Notes to Financial Statements............................................................................         F-7

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors
Electronic Processing, Inc.
Kansas City, Kansas

    We have audited the accompanying balance sheets of Electronic Processing, Inc. as of December 31, 1996 and 1997, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Processing, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          BAIRD, KURTZ & DOBSON

Kansas City, Missouri
February 12, 1998

                          ELECTRONIC PROCESSING, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997
                               AND MARCH 31, 1998

                                                                                 DECEMBER 31,
                                                                          --------------------------
                                                                              1996          1997
                                                                          ------------  ------------   MARCH 31,
                                                                                                          1998
                                                                                                      ------------
                                                                                                      (UNAUDITED)
                                                      ASSETS
CURRENT ASSETS
  Cash and cash equivalents.............................................  $      4,882  $  1,835,233  $  1,651,757
  Accounts receivable, trade, less allowance for doubtful accounts of
    $5,000..............................................................       798,230     1,114,424     1,337,606
  Prepaid expenses and other............................................       153,907       159,845       189,403
  Deferred income taxes.................................................            --        18,823        19,000
                                                                          ------------  ------------  ------------
    Total Current Assets................................................       957,019     3,128,325     3,197,766
                                                                          ------------  ------------  ------------
PROPERTY AND EQUIPMENT, At cost
  Furniture and fixtures................................................       390,599       551,832       558,282
  Computer equipment....................................................     3,767,008     5,152,228     5,636,297
  Office equipment......................................................       297,971       325,429       325,429
  Leasehold improvements................................................       247,494       834,806       834,806
  Transportation equipment..............................................        14,969        14,969        14,969
                                                                          ------------  ------------  ------------
                                                                             4,718,041     6,879,264     7,369,783
  Less accumulated depreciation.........................................     2,520,613     3,338,301     3,586,714
                                                                          ------------  ------------  ------------
                                                                             2,197,428     3,540,963     3,783,069
                                                                          ------------  ------------  ------------
SOFTWARE DEVELOPMENT COSTS, Net of amortization.........................     1,234,584     1,397,375     1,477,844
                                                                          ------------  ------------  ------------
OTHER ASSETS
  Excess of cost over fair value of net assets acquired.................        63,499        61,486        60,983
  Deferred stock issuance costs.........................................       271,563            --            --
  Other.................................................................        42,145        32,819        32,590
                                                                          ------------  ------------  ------------
                                                                               377,207        94,305        93,573
                                                                          ------------  ------------  ------------
                                                                          $4,766,238... $  8,160,968  $  8,552,252
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
                                       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Note payable--line of credit..........................................  $    500,000  $      1,000  $      1,000
  Current maturities of long-term debt..................................     1,008,889       626,665       690,735
  Accounts payable......................................................       534,519       491,217       365,730
  Accrued expenses......................................................        90,140       200,639       144,998
  Income taxes payable..................................................            --        32,960        70,589
                                                                          ------------  ------------  ------------
    Total Current Liabilities...........................................     2,133,548     1,352,481     1,273,052
                                                                          ------------  ------------  ------------
LONG-TERM DEBT..........................................................     1,242,660       889,046     1,081,891
                                                                          ------------  ------------  ------------
DEFERRED INCOME TAXES...................................................            --       320,452       341,000
                                                                          ------------  ------------  ------------
SUBORDINATED DEBT.......................................................       400,000            --            --
                                                                          ------------  ------------  ------------
SHAREHOLDERS' EQUITY
  Common stock, $.01 par value; authorized 10,000,000
    shares; issued and outstanding--1,800,000--
    December 31, 1996; 3,400,000--December 31,
    1997; 3,474,068--March 31, 1998 (unaudited).........................        18,000        34,000        34,741
  Additional paid-in capital............................................       282,000     5,202,000     5,208,032
  Retained earnings.....................................................       690,030       362,989       613,536
                                                                          ------------  ------------  ------------
                                                                               990,030     5,598,989     5,856,309
                                                                          ------------  ------------  ------------
                                                                          $  4,766,238  $  8,160,968  $  8,552,252
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                       See Notes to Financial Statements

                          ELECTRONIC PROCESSING, INC.

                              STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                 AND THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                                              YEARS ENDED                        THREE MONTHS
                                                              DECEMBER 31,                     ENDED MARCH 31,
                                                ----------------------------------------  --------------------------
                                                    1995          1996          1997          1997          1998
                                                ------------  ------------  ------------  ------------  ------------
                                                                                                 (UNAUDITED)
OPERATING REVENUES............................  $  5,233,959  $  6,319,192  $  8,389,144  $  1,857,120  $  2,535,796
                                                ------------  ------------  ------------  ------------  ------------
COST OF GOODS SOLD AND DIRECT COSTS
  Processing costs............................     2,098,401     2,498,109     2,946,542       670,489       891,835
  Depreciation and amortization...............       687,314       810,939     1,051,303       232,152       285,419
                                                ------------  ------------  ------------  ------------  ------------
                                                   2,785,715     3,309,048     3,997,845       902,641     1,177,254
                                                ------------  ------------  ------------  ------------  ------------
GROSS PROFIT..................................     2,448,244     3,010,144     4,391,299       954,479     1,358,542
                                                ------------  ------------  ------------  ------------  ------------
OPERATING EXPENSES
  General and administrative..................     1,947,794     2,309,491     3,101,685       682,961       884,036
  Depreciation and amortization...............        87,895        89,894       106,881        23,928        39,736
                                                ------------  ------------  ------------  ------------  ------------
                                                   2,035,689     2,399,385     3,208,566       706,889       923,772
                                                ------------  ------------  ------------  ------------  ------------
INCOME FROM OPERATIONS........................       412,555       610,759     1,182,733       247,590       434,770
                                                ------------  ------------  ------------  ------------  ------------
OTHER INCOME (EXPENSE)
  Interest income.............................         1,686            48        66,667        11,980        21,105
  Interest expense............................      (262,391)     (280,158)     (160,393)      (83,154)      (37,653)
  Other.......................................          (980)        3,304         1,081           817           325
                                                ------------  ------------  ------------  ------------  ------------
                                                    (261,685)     (276,806)      (92,645)      (70,357)      (16,223)
                                                ------------  ------------  ------------  ------------  ------------
INCOME BEFORE INCOME TAXES....................       150,870       333,953     1,090,088       177,233       418,547
PROVISION FOR INCOME TAXES....................            --            --       724,589       342,900       168,000
                                                ------------  ------------  ------------  ------------  ------------
NET INCOME....................................  $    150,870  $    333,953  $    365,499  $   (165,667) $    250,547
                                                ------------  ------------  ------------  ------------  ------------
                                                ------------  ------------  ------------  ------------  ------------
NET INCOME PER SHARE
  Basic.......................................                              $        .11  $       (.06) $        .07
                                                                            ------------  ------------  ------------
                                                                            ------------  ------------  ------------
  Diluted.....................................                              $        .11  $       (.06) $        .07
                                                                            ------------  ------------  ------------
                                                                            ------------  ------------  ------------

UNAUDITED PRO FORMA DATA
  Income before income taxes..................  $    150,870  $    333,953  $  1,090,088  $    177,233  $    418,547
  Provision for income taxes..................        68,000       144,000       451,689        72,100       168,000
                                                ------------  ------------  ------------  ------------  ------------
PRO FORMA NET INCOME..........................  $     82,870  $    189,953  $    638,399  $    105,133  $    250,547
                                                ------------  ------------  ------------  ------------  ------------
                                                ------------  ------------  ------------  ------------  ------------
PRO FORMA NET INCOME PER SHARE
  Basic.......................................  $        .05  $        .11  $        .20  $        .04  $        .07
                                                ------------  ------------  ------------  ------------  ------------
                                                ------------  ------------  ------------  ------------  ------------
  Diluted.....................................  $        .05  $        .11  $        .19  $        .04  $        .07
                                                ------------  ------------  ------------  ------------  ------------
                                                ------------  ------------  ------------  ------------  ------------

                       See Notes to Financial Statements

                          ELECTRONIC PROCESSING, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                     AND THREE MONTHS ENDED MARCH 31, 1998

                                                                                          ADDITIONAL
                                                                               COMMON      PAID-IN      RETAINED
                                                                   TOTAL        STOCK      CAPITAL      EARNINGS
                                                                ------------  ---------  ------------  ----------
BALANCE, DECEMBER 31, 1994....................................  $    809,340  $  18,000  $    282,000  $  509,340
  Net income..................................................       150,870         --            --     150,870
  Increase in value of redeemable warrant.....................        (6,000)        --            --      (6,000)
  Dividends...................................................      (195,968)        --            --    (195,968)
                                                                ------------  ---------  ------------  ----------
BALANCE, DECEMBER 31, 1995....................................       758,242     18,000       282,000     458,242
  Net income..................................................       333,953         --            --     333,953
  Dividends...................................................      (102,165)        --            --    (102,165)
                                                                ------------  ---------  ------------  ----------
BALANCE, DECEMBER 31, 1996....................................       990,030     18,000       282,000     690,030
  Dividends...................................................      (250,000)        --            --    (250,000)
  Recapitalization prior to public offering...................            --         --       442,540    (442,540)
  Net proceeds from public offering...........................     4,493,460     16,000     4,477,460          --
  Net income..................................................       365,499         --            --     365,499
                                                                ------------  ---------  ------------  ----------
BALANCE, DECEMBER 31, 1997....................................     5,598,989     34,000     5,202,000     362,989
  Exercise of stock options (unaudited).......................         6,773         24         6,749          --
  Conversion of stock warrants (unaudited)....................            --        717          (717)         --
  Net income (unaudited)......................................       250,547         --            --     250,547
                                                                ------------  ---------  ------------  ----------
BALANCE, MARCH 31, 1998 (unaudited)...........................  $  5,856,309  $  34,741  $  5,208,032  $  613,536
                                                                ------------  ---------  ------------  ----------
                                                                ------------  ---------  ------------  ----------

                       See Notes to Financial Statements

                          ELECTRONIC PROCESSING, INC.

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                 AND THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                                                                                    THREE MONTHS ENDED MARCH
                                                                 YEARS ENDED DECEMBER 31,                     31,
                                                         ----------------------------------------  --------------------------
                                                             1995          1996          1997          1997          1998
                                                         ------------  ------------  ------------  ------------  ------------
                                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income...........................................  $    150,870  $    333,953  $    365,499  $   (165,667) $    250,547
  Items not requiring (providing) cash:
    Depreciation.......................................       426,960       604,330       820,570       191,867       248,415
    Amortization of software development costs.........       337,515       294,490       335,601        63,710        76,237
    Amortization of intangible assets..................        10,734         2,013         2,013           503           503
    Gain on disposal of equipment......................           980        (1,909)       (4,406)         (817)           --
    Deferred income taxes..............................            --            --       301,629       261,600        20,371
  Changes in:
    Accounts receivable................................        32,722      (322,868)     (316,194)       (9,222)     (223,182)
    Prepaid expenses and other assets..................        21,200       (42,472)        3,388        31,962       (29,329)
    Accounts payable and accrued expenses..............        50,178       293,895       100,157      (260,752)     (143,499)
                                                         ------------  ------------  ------------  ------------  ------------
      Net cash provided by operating activities........     1,031,159     1,161,432     1,608,257       113,184       200,063
                                                         ------------  ------------  ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of property and equipment.........            --         4,930        20,818         2,800            --
  Purchase of property and equipment...................       (72,729)     (133,256)   (1,042,383)     (261,616)      (56,280)
  Expenditures for software development costs..........      (364,479)     (511,471)     (498,392)     (132,856)     (156,706)
                                                         ------------  ------------  ------------  ------------  ------------
      Net cash used in investing activities............      (437,208)     (639,797)   (1,519,957)     (391,672)     (212,986)
                                                         ------------  ------------  ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (payments) under line-of-credit
    agreement..........................................       175,000       175,000      (499,000)     (499,000)           --
  Proceeds from long-term debt.........................        11,694       250,000            --            --            --
  Principal payments under capital lease obligation....      (300,866)     (450,989)     (777,023)     (492,482)      (96,234)
  Principal payments on long-term debt.................      (191,810)     (230,563)   (1,096,949)     (996,125)      (81,092)
  Repayment of subordinated debt.......................            --            --      (400,000)     (400,000)           --
  Dividends paid.......................................      (195,968)     (102,165)     (250,000)     (250,000)           --
  Stock issuance costs.................................      (127,589)     (143,974)     (172,977)     (155,434)           --
  Payment to retire stock warrant......................            --       (41,000)           --            --            --
  Exercise of stock options............................            --            --            --            --         6,773
  Proceeds from public offering........................            --            --     4,938,000     4,938,000            --
                                                         ------------  ------------  ------------  ------------  ------------
      Net cash provided by (used in) financing
        activities.....................................      (629,539)     (543,691)    1,742,051     2,144,959      (170,553)
                                                         ------------  ------------  ------------  ------------  ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......       (35,588)      (22,056)    1,830,351     1,866,471      (183,476)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.........        62,526        26,938         4,882         4,882     1,835,233
                                                         ------------  ------------  ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD...............  $     26,938  $      4,882  $  1,835,233  $  1,871,353  $  1,651,757
                                                         ------------  ------------  ------------  ------------  ------------
                                                         ------------  ------------  ------------  ------------  ------------

                       See Notes to Financial Statements

                          ELECTRONIC PROCESSING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1996 AND 1997
                          AND MARCH 31, 1997 AND 1998

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
       POLICIES

NATURE OF OPERATIONS

    Electronic Processing, Inc. (the Company) develops, markets, and licenses proprietary software products and provides support services for Chapter 7 and Chapter 13 bankruptcy trustees and other users of the federal bankruptcy system. EPI serves a national client base with specialty products that facilitate the financial and administrative aspects of bankruptcy management and that are accompanied by a high level of coordinated support including network integration, post-installation support and value-added services. The Company extends unsecured credit to customers throughout the United States.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Property and equipment are depreciated on a straight-line basis over the estimated useful life of each asset as follows:

Furniture and fixtures...........................................................     10 years
Computer equipment...............................................................      5 years
Office equipment.................................................................   5-10 years
Transportation equipment.........................................................    3-5 years

    Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful lives (5-10 years) of the improvements.

SOFTWARE DEVELOPMENT COSTS

    Certain internal software development costs incurred in the creation of computer software products are capitalized once technological feasibility has been established. Prior to the completion of a detail program design, development costs are expensed. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product, not to exceed five years.

INTANGIBLE ASSETS

    The excess of cost over fair value of net assets acquired is being amortized over 40 years. Organizational costs are being amortized over seven years. All amortization is calculated using the straight-line method.

                          ELECTRONIC PROCESSING, INC.

                        DECEMBER 31, 1995, 1996 AND 1997
                          AND MARCH 31, 1997 AND 1998

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

    For the Company's Chapter 7 bankruptcy software product, monthly fees are received from a national financial institution after the product is installed and deposits are transferred based on the level of trustees' deposits with that institution. Revenues for Chapter 13 processing and noticing are recorded monthly at the completion of the services based on the trustees' month-end caseloads. All ancillary fees are recognized as the services are provided.

INCOME TAXES

    Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

    Prior to the Company's initial public offering (SEE NOTE 8), the Company, with the consent of its shareholders, had elected under the Internal Revenue Code to be taxed as an S corporation. In lieu of corporate income taxes, the shareholders were taxed on their proportionate shares of the Company's taxable income. Therefore, the 1995 and 1996 statements do not include any provision for corporate income taxes.

CASH EQUIVALENTS

    The Company considers all liquid investments with original maturities of three months or less (primarily money market accounts) to be cash equivalents.

INTERIM FINANCIAL STATEMENTS

    The balance sheet as of March 31, 1998 and the statements of income, shareholders' equity and cash flows for the three month periods ended March 31, 1997 and 1998 have been prepared by the Company without audit. In the opinion of management, all adjustments (which included only normal, recurring adjustments) necessary for fair presentation have been made. The results for these periods are not necessarily indicative of the results to be expected for the full year.

YEAR 2000

    Many currently installed computer systems and software products are coded to accept only two-digit entries to represent years. For example, the year "1998" would be represented by "98." These systems and products will need to be able to accept four digit entries to distinguish years beginning with 2000 from prior years. As a result, systems and products that do not accept four-digit year entries will need to be upgraded or replaced to comply with such "Year 2000" requirements. The Company believes that its currently marketed software products are Year 2000 compliant. In addition, the Company believes that its internal administrative systems are Year 2000 compliant or will be upgraded or replaced prior to the need to comply with Year 2000 requirements. The expenses associated with this project are being expensed as incurred and are not expected to be material to the Company's financial position or results of operations.

FUTURE CHANGES IN ACCOUNTING PRINCIPLE

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive

                          ELECTRONIC PROCESSING, INC.

                        DECEMBER 31, 1995, 1996 AND 1997
                          AND MARCH 31, 1997 AND 1998

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
       POLICIES (CONTINUED)
income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity except those resulting from investments by owners and distributions to owners. This Statement is effective for fiscal years beginning after December 15, 1997. Management believes the impact of this Statement on the Company's results of operations or financial position will not be material.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires disclosure of selected information about operating segments in interim financial reports. The Statement is effective for financial statements for periods beginning after December 15, 1997. Management believes that the adoption of this Statement will not have a material effect on the Company's results of operations or financial position.

    The Accounting Standards Executive Committee has recently issued Statement of Position (SOP), No. 97- 2, "Software Revenue Recognition." This SOP provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and is effective for transactions entered into in fiscal years beginning after December 15, 1997. Management believes the impact of this SOP will not be material on the Company's results of operations or financial position.

NOTE 2: SOFTWARE DEVELOPMENT COSTS

    The following is a summary of software development costs capitalized:

                                                                       DECEMBER 31,
                                                         ----------------------------------------
                                                             1995          1996          1997
                                                         ------------  ------------  ------------   MARCH 31,
                                                                                                       1998
                                                                                                   ------------
                                                                                                   (UNAUDITED)
Amounts capitalized, net of retirements................  $  1,858,150  $  2,356,484  $  2,854,876  $  3,011,582
                                                         ------------  ------------  ------------  ------------
Accumulated amortization, beginning of year............      (489,895)     (827,410)   (1,121,900)   (1,457,501)
Amortization expense...................................      (337,515)     (294,490)     (335,601)      (76,237)
                                                         ------------  ------------  ------------  ------------
Accumulated amortization, end of year..................      (827,410)   (1,121,900)   (1,457,501)   (1,533,738)
                                                         ------------  ------------  ------------  ------------
Net software development costs.........................  $  1,030,740  $  1,234,584  $  1,397,375  $  1,477,844
                                                         ------------  ------------  ------------  ------------
                                                         ------------  ------------  ------------  ------------

    Included in the above are development costs relating to products not yet released. Such costs totaled $503,827, $713,849 and $391,355 for the years ended December 31, 1995, 1996 and 1997, respectively, and $25,721 for three months ended March 31, 1998 (unaudited).

NOTE 3: NOTES PAYABLE AND LONG-TERM DEBT

    Note payable at December 31, 1996 and 1997, and March 31, 1998 (unaudited), represents advances against a $500,000 operating line of credit. Interest is 1% in excess of the bank's base lending rate (9.5% at March 31, 1998) per annum and is adjusted and payable on a quarterly basis. Principal is due on October 1, 1998. The note is collateralized by accounts receivable and customer contracts.

                          ELECTRONIC PROCESSING, INC.

                        DECEMBER 31, 1995, 1996 AND 1997
                          AND MARCH 31, 1997 AND 1998

NOTE 3: NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)

    Long-term debt includes the following at December 31, 1996 and 1997, and March 31, 1998:

                                                             DECEMBER 31,
                                                      --------------------------
                                                          1996          1997
                                                      ------------  ------------   MARCH 31,
                                                                                      1998
                                                                                  ------------
                                                                                  (UNAUDITED)
Note payable, bank (A)..............................  $    511,151
Note payable, bank (B)..............................       235,307  $    436,372  $    401,009
Note payable, bank (C)..............................       250,000
Note payable, bank (D)..............................                     468,119       850,936
Capital lease obligations (E).......................     1,245,560       604,487       514,702
Other...............................................         9,531         6,733         5,979
                                                      ------------  ------------  ------------
                                                         2,251,549     1,515,711     1,772,626
Less current maturities.............................     1,008,889       626,665       690,735
                                                      ------------  ------------  ------------
                                                      $  1,242,660  $    889,046  $  1,081,891
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

-------

(A) Principal and interest (2% in excess of bank's base lending rate--10.25% at December 31, 1996) payable in monthly installments of $18,792 with final payment due in June 1999; collateralized by substantially all assets and personally guaranteed by a principal shareholder.

(B) Revolving equipment line of credit of $500,000, with interest (1% in excess of bank's base lending rate-- 9.5% at December 31, 1997 and March 31, 1998) payable monthly, in addition to monthly principal reductions equal to one thirty-sixth of the outstanding principal balance, with the unpaid balance being due in 1999; collateralized by equipment.

(C) Note and accrued interest (1% in excess of highest prime rate in Wall Street Journal, calculated daily-- 9.25% at December 31, 1996); due in October 1997; personally guaranteed by a principal shareholder.

(D) Revolving equipment line of credit of $1,000,000 with interest (1/2% in excess of bank's base lending rate-- 9% at December 31, 1997 and March 31,
    1998), payable monthly, in addition to monthly principal reductions equal to one thirty-sixth of the outstanding principal balance with the unpaid balance being due in 1999; collateralized by equipment.

(E) Obligations include leases for the use of computer equipment for no more than five years, expiring in 2003.

    For the above obligations, the carrying value approximates fair value.

                          ELECTRONIC PROCESSING, INC.

                        DECEMBER 31, 1995, 1996 AND 1997
                          AND MARCH 31, 1997 AND 1998

NOTE 3: NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)
    Aggregate annual maturities of long-term debt and payments on capital lease obligations are as follows:

                                                                 LONG-TERM DEBT               CAPITAL LEASE
                                                               (EXCLUDING LEASES)              OBLIGATIONS
                                                           ---------------------------  --------------------------
                                                           DECEMBER 31,                 DECEMBER 31,
                                                               1997        MARCH 31,        1997        MARCH 31,
                                                           -------------      1998      -------------     1998
                                                                          ------------                 -----------
                                                                          (UNAUDITED)                  (UNAUDITED)
1999.....................................................   $   261,772   $    356,759   $   407,029    $  368,013
2000.....................................................       649,452        901,165       165,541       111,380
2001.....................................................                                     44,371        41,136
2002.....................................................                                     34,830        36,483
2003.....................................................                                     21,996        14,665
                                                           -------------  ------------  -------------  -----------
                                                            $   911,224   $  1,257,924       673,767       571,677
                                                           -------------  ------------
                                                           -------------  ------------
Less amount representing interest........................                                     69,280        56,975
                                                                                        -------------  -----------
Present value of future minimum lease payments...........                                    604,487       514,702
Less current maturities..................................                                    364,893       333,976
                                                                                        -------------  -----------
Noncurrent portion.......................................                                $   239,594    $  180,726
                                                                                        -------------  -----------
                                                                                        -------------  -----------

    Property and equipment include the following property under capital leases:

                                                             DECEMBER 31,
                                                      --------------------------
                                                          1996          1997
                                                      ------------  ------------   MARCH 31,
                                                                                      1998
                                                                                  ------------
                                                                                  (UNAUDITED)
Computer equipment..................................  $  1,822,113  $  1,293,779  $  1,262,859
Less accumulated depreciation.......................       412,717       461,239       508,697
                                                      ------------  ------------  ------------
                                                      $  1,409,396  $    832,540  $    754,162
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

NOTE 4: OPERATING LEASES

    The Company has a noncancellable operating lease for office space which expires in February 2011. A principal shareholder of the Company is a partner in the partnership that leases office space to the Company. The lease requires the Company to pay all executory costs (property taxes, maintenance and insurance).

    An agreement was reached with the partnership whereby the Company was reimbursed for the property taxes which amounted to approximately $30,000 for 1995, 1996 and 1997 and approximately $7,500 for the three months ended March 31, 1998 (unaudited).

                          ELECTRONIC PROCESSING, INC.

                        DECEMBER 31, 1995, 1996 AND 1997
                          AND MARCH 31, 1997 AND 1998

NOTE 4: OPERATING LEASES (CONTINUED)
    Future minimum lease payments at March 31, 1998 are as follows:

1999............................................................  $ 155,100
2000............................................................    158,800
2001............................................................    163,600
2002............................................................    168,500
2003 and thereafter.............................................  1,732,700
                                                                  ---------
                                                                  $2,378,700
                                                                  ---------
                                                                  ---------

    Rental expense under this lease was $142,125, $145,500 and $149,250 for the years ended December 31, 1995, 1996 and 1997, respectively, and $37,900 for the three months ended March 31, 1998 (unaudited).

NOTE 5: SUBORDINATED DEBT

    The Company had the following subordinated debt outstanding with a principal shareholder at December 31, 1996:

10% interest payable monthly, principal balance due July 1998.....  $ 400,000
                                                                    ---------
                                                                    ---------

    Interest expense under this agreement was $40,000 for both the years ended December 31, 1995 and 1996 and $7,778 for the year ended December 31, 1997.

    In February 1997, a portion of the proceeds of the public offering (SEE NOTE
8) were utilized to retire the $400,000 subordinated debt obligation noted above.

NOTE 6: RELATED PARTY TRANSACTIONS

    Included in accounts payable at December 31, 1996 was $45,000 owed to a principal shareholder. Additionally, included in accounts receivable at December 31, 1997 was $28,855 from an affiliated party that leases office space to the Company (SEE NOTE 4).

NOTE 7: PROFIT SHARING PLAN

    The Company has adopted a 401(k) plan covering substantially all employees. The Company matches the first 10% of employee contributions and also has the option of making discretionary contributions. Employees are fully vested in such contributions after four years. Contributions amounted to $11,847, $18,113 and $63,182 for the years ended December 31, 1995, 1996 and 1997, respectively, and $16,500 for the three months ended March 31, 1998 (unaudited).

NOTE 8: INITIAL PUBLIC OFFERING

    In February 1997, the Company completed a public offering of 1,600,000 shares of common stock (the IPO) and received net proceeds (prior to stock issuance costs) of $4,938,000.

                          ELECTRONIC PROCESSING, INC.

                        DECEMBER 31, 1995, 1996 AND 1997
                          AND MARCH 31, 1997 AND 1998

NOTE 8: INITIAL PUBLIC OFFERING (CONTINUED)
    In connection with the issuance of common stock to the public, the Company changed its income tax status to a C corporation. At the time of becoming a C corporation, the Company accrued an income tax provision of $272,900 to record the deferred tax effects of temporary differences between financial statement and tax bases of assets and liabilities as follows:

Deferred tax assets:
  Allowance for doubtful accounts................................  $   1,900
  Accrued compensated absences...................................      4,200
  Other..........................................................      1,200
                                                                   ---------
                                                                   $   7,300

Deferred tax liabilities:
  Property and equipment.........................................   (280,200)
                                                                   ---------
Net deferred tax liability.......................................  $(272,900)
                                                                   ---------
                                                                   ---------

    Pro forma earnings information has been provided to reflect the effects of corporate income taxes on historical earnings, including the effects of permanent and temporary differences in reporting income and expenses for tax and financial reporting purposes, as if the Company had been subject to corporate income taxes for all the periods presented, including the period in 1997 prior to the IPO. Pro forma adjustments reflect the provision for corporate income taxes for 1995 and 1996 and the elimination of the initial income tax provision for 1997, as discussed above.

NOTE 9: INCOME TAXES

    The provision for income taxes includes the following components:

                                                              DECEMBER 31,                      MARCH 31,
                                                  -------------------------------------  ------------------------
                                                     1995         1996         1997         1997         1998
                                                  -----------  -----------  -----------  -----------  -----------
                                                  (PRO FORMA)  (PRO FORMA)  (PRO FORMA)  (UNAUDITED-  (UNAUDITED)
                                                                                         PRO FORMA)
Taxes currently payable.........................   $  95,000    $ 179,000    $ 422,960    $  83,400    $ 147,629
Deferred income taxes...........................     (27,000)     (35,000)      28,729      (11,300)      20,371
                                                  -----------  -----------  -----------  -----------  -----------
                                                   $  68,000    $ 144,000    $ 451,689    $  72,100    $ 168,000
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------

                          ELECTRONIC PROCESSING, INC.

                        DECEMBER 31, 1995, 1996 AND 1997
                          AND MARCH 31, 1997 AND 1998

NOTE 9: INCOME TAXES (CONTINUED)
    A reconciliation of the provision for income taxes at the statutory rate to provision for income taxes at the Company's effective rate is shown below:

                                                              DECEMBER 31,                      MARCH 31,
                                                  -------------------------------------  ------------------------
                                                     1995         1996         1997         1997         1998
                                                  -----------  -----------  -----------  -----------  -----------
                                                  (PRO FORMA)  (PRO FORMA)  (PRO FORMA)  (UNAUDITED-  (UNAUDITED)
                                                                                         PRO FORMA)
Computed at the statutory rate (34%)............   $  51,300    $ 113,500    $ 370,600    $  60,300    $ 142,000
Increase in taxes resulting from:
  Nondeductible expenses........................       8,500       12,800       24,300        6,000        2,600
  State income taxes, net of federal tax effect
    and other...................................       8,200       17,700       56,789        5,800       23,400
                                                  -----------  -----------  -----------  -----------  -----------
      Tax Provision.............................   $  68,000    $ 144,000    $ 451,689    $  72,100    $ 168,000
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------

    Also included in the provision for the year ended 1997 and the quarter ended March 31, 1997 is the initial income tax provision of $272,900 to record the effects of temporary differences at the date of the change in tax status (SEE
NOTE 8).

    The tax effects of temporary differences related to deferred taxes shown on the accompanying balance sheets are as follows:

                                                                    DECEMBER 31,
                                                                        1997
                                                                    -------------   MARCH 31,
                                                                                      1998
                                                                                   -----------
                                                                                   (UNAUDITED)
Deferred tax assets (current):
  Allowance for doubtful accounts.................................   $     1,900    $   1,900
  Accrued compensated absences....................................        16,923       17,100
                                                                    -------------  -----------
                                                                          18,823       19,000

Deferred tax liabilities (noncurrent):
  Property and equipment..........................................       320,452      341,000
                                                                    -------------  -----------
                                                                     $  (301,629)   $(322,000)
                                                                    -------------  -----------
                                                                    -------------  -----------

                          ELECTRONIC PROCESSING, INC.

                        DECEMBER 31, 1995, 1996 AND 1997
                          AND MARCH 31, 1997 AND 1998

NOTE 10: NET INCOME PER SHARE

    The details of the basic and diluted net income per share calculations are as follows:

                                                      YEAR ENDED                           THREE MONTHS ENDED
                                                   DECEMBER 31, 1997                         MARCH 31, 1998
                                        ---------------------------------------  ---------------------------------------
                                                      WEIGHTED                                 WEIGHTED
                                                       AVERAGE                                  AVERAGE
                                                       SHARES       PER SHARE                   SHARES       PER SHARE
                                        NET INCOME   OUTSTANDING     AMOUNT      NET INCOME   OUTSTANDING     AMOUNT
                                        -----------  -----------  -------------  -----------  -----------  -------------
Net income............................   $ 365,499                                $ 250,547
                                        -----------                              -----------
Net income per share--Basic:
  Income available to common
    shareholders......................   $ 365,499    3,250,959     $     .11     $ 250,547    3,410,085     $     .07
                                        -----------                       ---    -----------                       ---
                                        -----------                       ---    -----------                       ---
Effect of dilutive securities:
  Warrants............................                   40,214                                   43,858
  Stock options.......................                   76,210                                  146,630
                                                     -----------                              -----------
Net income per share--Diluted:
  Income available to common
    shareholders and assumed
    conversions.......................   $ 365,499    3,367,383     $     .11     $ 250,547    3,600,573     $     .07
                                        -----------  -----------          ---    -----------  -----------          ---
                                        -----------  -----------          ---    -----------  -----------          ---

    The details of the basic and diluted net income per share calculations for the three-month period ended March 31, 1997 are not presented in the above table because the effect of dilutive securities at March 31, 1997 was anti-dilutive.

    Pro forma net income per share information has been provided to reflect the effects of corporate income taxes, on a consistent basis for both years (SEE
NOTE 8) with the weighted average shares outstanding being 1,800,000 in 1996 for both the basic and diluted earnings per share calculations. For 1995, 1996 and 1997, and the three months ended March 31, 1997 and 1998 (unaudited), the pro forma earnings per share information was as follows:

                                                                                                  THREE MONTHS
                                                                   YEAR ENDED                   ENDED MARCH 31,
                                                                  DECEMBER 31,
                                                      -------------------------------------  ----------------------
                                                         1995         1996         1997         1997        1998
                                                          ---          ---          ---          ---      ---------
Basic...............................................         .05          .11          .20          .04         .07
                                                              --           --           --           --
                                                              --           --           --           --
                                                                                                                ---
                                                                                                                ---
Diluted.............................................         .05          .11          .19          .04         .07
                                                              --           --           --           --
                                                              --           --           --           --
                                                                                                                ---
                                                                                                                ---

NOTE 11: STOCK OPTIONS

    The Company's 1995 Stock Option Plan (the Plan) permits the issuance of stock options for up to 270,000 shares of common stock to selected employees and outside directors of the Company. The terms of each award are determined by the Board of Directors. Under the terms of the Plan, options granted may be either

                          ELECTRONIC PROCESSING, INC.

                        DECEMBER 31, 1995, 1996 AND 1997
                          AND MARCH 31, 1997 AND 1998

NOTE 11: STOCK OPTIONS (CONTINUED)
nonqualified or incentive stock options (ISO's). The exercise price for ISO's may not be less than the fair value on the date of the grant.

    A summary of the Company's stock options outstanding as of December 31, 1997 and March 31, 1998 (unaudited) is presented below:

                                                      DECEMBER 31, 1997         MARCH 31, 1998
                                                    ----------------------  ----------------------
                                                                WEIGHTED                WEIGHTED
                                                                 AVERAGE                 AVERAGE
                                                                EXERCISE                EXERCISE
                                                     SHARES       PRICE      SHARES       PRICE
                                                    ---------  -----------  ---------  -----------
                                                                                 (UNAUDITED)
Outstanding, beginning of period..................          0   $    0.00     225,000   $    4.65
Granted...........................................    237,000        4.59      28,500       11.69
Forfeited.........................................    (12,000)       3.50      (2,300)       3.50
Exercised.........................................          0        0.00      (2,400)       3.50
Outstanding, end of period........................    225,000        4.65     248,800        5.48

    The following information applies to options outstanding at December 31, 1997 and March 31, 1998 (unaudited):

                                      DECEMBER 31,
               DATE OF                    1997
 EXERCISE       FULL      EXPIRATION     NUMBER
   PRICE       VESTING    OF OPTIONS   OUTSTANDING
-----------  -----------  ----------  -------------  EXERCISED OR     GRANTED     MARCH 31,
                                                       FORFEITED    -----------     1998
                                                     -------------                 NUMBER
                                                                    (UNAUDITED)  OUTSTANDING
                                                      (UNAUDITED)                -----------
                                                                                 (UNAUDITED)
 $    3.50      2002         2007          82,500         (4,200)                    78,300
      3.85      1997         2002          25,000                                    25,000
      4.50      2002         2007          43,500                                    43,500
      4.95      1997         2002          25,000                                    25,000
      6.80      1998         2007          25,000                                    25,000
      6.80      2002         2007          18,000           (500)                    17,500
      8.06      2002         2007           6,000                                     6,000
      7.86      2003         2008                                        5,000        5,000
     12.50      2003         2008                                       23,500       23,500
                                      -------------       ------    -----------  -----------
                                          225,000         (4,700)       28,500      248,800
                                      -------------       ------    -----------  -----------
                                      -------------       ------    -----------  -----------

                          ELECTRONIC PROCESSING, INC.

                        DECEMBER 31, 1995, 1996 AND 1997
                          AND MARCH 31, 1997 AND 1998

NOTE 11: STOCK OPTIONS (CONTINUED)

    The Company accounts for this plan under APB Opinion No. 25, under which only an immaterial amount of compensation cost has been recognized. Had compensation cost been determined based on the fair value at the grant dates using FASB Statement No. 123, the Company's December 31, 1997 and March 31, 1998 (unaudited) net income and earnings per share would have been reduced to the following pro forma amounts:

                                                                           THREE MONTHS
                                                                            ENDED MARCH
                                                             YEAR ENDED      31, 1998
                                                            DECEMBER 31,   -------------
                                                                1997
                                                            -------------   (UNAUDITED)
Net income................................  As Reported      $   365,499    $   250,547
                                            Pro forma        $   178,024    $   203,988

Net income per share--Basic...............  As reported      $       .11    $       .07
                                            Pro forma        $       .05    $       .06

Net income per share--Diluted:............  As reported      $       .11    $       .07
                                            Pro forma        $       .05    $       .06

    Pro forma amounts presented here are based on actual earnings and consider only the effects of estimated fair values of stock options.

    The fair value of the above options was estimated at the date of grant using the Black-Scholes option-pricing model with the key assumptions for 1997 being risk-free interest rates of 5.5 - 6.7%, no expected dividends and expected volatility of 367%.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferrable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    In connection with the initial public offering (SEE NOTE 8), the Company issued warrants to purchase 160,000 shares of stock at $4.20 per share to its underwriters. During the three month period ended March 31, 1998 (unaudited), 96,200 shares were converted in a cashless exercise, resulting in 71,668 shares of stock being issued. At March 31, 1998 (unaudited), warrants to purchase 63,800 shares of stock remain outstanding.

NOTE 12: SIGNIFICANT ESTIMATES AND CONCENTRATIONS

    Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

    - The Company capitalizes and amortizes costs incurred in the development of software products. Ultimate recoverability is dependent upon future revenues over the life of each product.

    - For its Chapter 7 software product, the Company has an agreement with a national financial institution which provides for the generation of significant monthly revenues based on the level of trustees' deposits

                          ELECTRONIC PROCESSING, INC.

                        DECEMBER 31, 1995, 1996 AND 1997
                          AND MARCH 31, 1997 AND 1998

NOTE 12: SIGNIFICANT ESTIMATES AND CONCENTRATIONS (CONTINUED) with that institution. Revenues generated by Chapter 7 trustee clients that are collected through the agreement with the financial institution represented 10.9%, 20.8% and 38.4%, for the years ended 1995, 1996 and 1997, respectively, and 46.4% for the three month period ended March 31, 1998 (unaudited) of the Company's total operating revenues. Additionally that institution represented 88.0% of the Company's December 31, 1997 accounts receivable balance and 44.0% of the Company's March 31, 1998 (unaudited) accounts receivable balance.

NOTE 13: ADDITIONAL CASH FLOW INFORMATION

                                                                                             THREE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,               MARCH 31,
                                                   --------------------------------------  ----------------------
                                                      1995         1996          1997         1997        1998
                                                   ----------  ------------  ------------  ----------  ----------
                                                                                                (UNAUDITED)
NONCASH INVESTING AND FINANCING ACTIVITIES
  Capital lease obligation and notes payable
    incurred for equipment.......................  $  549,004  $  1,161,347  $  1,138,134  $  131,886  $  434,241
ADDITIONAL CASH INFORMATION
  Interest paid..................................     262,391       265,252       181,410      89,857      36,144
  Income taxes paid..............................                                 390,000                 110,000

NOTE 14: QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The following summarizes the unaudited quarterly results of operations for the years ended December 31, 1996 and 1997 and the three month period ended March 31, 1998 (in thousands, except per share data):

                                                             YEAR ENDED DECEMBER 31, 1996
                                                 ----------------------------------------------------
                                                  MARCH 31     JUNE 30   SEPTEMBER 30    DECEMBER 31
                                                 -----------  ---------  -------------  -------------
Operating revenues.............................   $   1,388   $   1,542    $   1,709      $   1,681
Gross profit...................................         663         724          808            815
Income from operations.........................         125         136          153            197
Net income.....................................          55          76           82            121
Net income per share--basic....................         N/A         N/A          N/A            N/A
Pro forma net income (SEE NOTE 8)..............          32          44          .47             67
Pro forma net income per share--basic..........         .02         .02          .03            .04


                                                             YEAR ENDED DECEMBER 31, 1997               THREE MONTHS
                                                 ----------------------------------------------------  ENDED MARCH 31,
                                                  MARCH 31     JUNE 30   SEPTEMBER 30    DECEMBER 31        1998
                                                 -----------  ---------  -------------  -------------  ---------------
Operating revenues.............................   $   1,857   $   2,016    $   2,223      $   2,293       $   2,536
Gross profit...................................         954       1,058        1,169          1,209           1,359
Income from operations.........................         248         250          332            353             435
Net income (loss)..............................        (166)        145          191            195             251
Net income per share--basic....................        (.06)        .05          .06            .06             .07
Pro forma net income (SEE NOTE 8)..............         105         145          191            195             251
Pro forma net income per share--basic..........         .04         .04          .06            .06             .07

    Graphic entitled "Bankruptcy Industry/Business Model" depicting certain participants in the Company's target markets, which include the debtor, the trustee, and the creditors; certain current and future potential products including TCMS and CasePower; a listing of various chapters of the Bankruptcy Code, which include Chapters 7, 9, 11, 12 and 13; and a graphical representation of the Company's new Internet-based service, Bankruptcy
Link-Registered Trademark-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              -------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           7
Use of Proceeds................................          12
Price Range of Common Stock....................          12
Dividend Policy................................          12
Capitalization.................................          13
Selected Financial Data........................          14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          15
Business.......................................          21
Management.....................................          28
Certain Relationships and Related
  Transactions.................................          32
Principal and Selling Shareholders.............          33
Description of Securities......................          34
Underwriting...................................          35
Legal Matters..................................          36
Experts........................................          36
Available Information..........................          36
Index to Financial Statements..................         F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                1,250,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS

                               -----------------

                                     [LOGO]

                                          , 1998

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company (or is or was serving at the request of the Company as a director or officer of another entity) against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement (except that, in connection with an action by or in the right of the Company, the indemnity shall be limited to expenses, including attorneys' fees, and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person's conduct is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

    Any indemnification with regard to the foregoing, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he has met the applicable standard of conduct set forth in the bylaws. The determination shall be made by a majority vote of a quorum of disinterested directors or at the direction of a quorum of disinterested directors, by independent legal counsel in a written opinion or by the shareholders.

    The Company's bylaws also provide that to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issuer or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the person to repay such amount unless it shall be ultimately determined that he is entitled to be indemnified by the corporation as authorized in the bylaws. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of the action, suit or proceeding. The indemnification discussed in this section is not exclusive of any other rights the party seeking indemnification may have.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses for the issuance and distribution of the shares of Common Stock registered hereby, other than underwriting commissions, are set forth in the following table. All amounts will be paid by the Company and are estimates except the registration fee, NASD filing fee and the Nasdaq National Market listing fee.


ITEM                                                                                  AMOUNT
----------------------------------------------------------------------------------  ----------
Registration Fee..................................................................  $    5,064
NASD Filing Fee...................................................................       2,217
Nasdaq National Market Fee........................................................      62,695
Transfer Agent Fees...............................................................       5,000
Legal Fees........................................................................     200,000
Accounting Fees...................................................................      75,000
Printing and Engraving Costs......................................................      45,000
Miscellaneous.....................................................................      55,024
                                                                                    ----------
Total.............................................................................  $  450,000
                                                                                    ----------
                                                                                    ----------

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

    Effective February 4, 1997, upon the closing of the Company's initial public offering of its Common Stock, the Company issued stock options to purchase 119,500 shares of Common Stock at $3.50 per share under the 1995 Stock Option Plan to six officers and directors and 46 other employees in reliance on Section 4(2) of the Securities Act. Subsequently, the Company filed a Registration Statement on Form S-8 for options and shares of Common Stock issuable under the 1995 Stock Option Plan.

    The Company sold 1,600,000 shares of Common Stock at an aggregate offering price of $5,600,000, in its firm commitment underwritten initial public offering with R.J. Steichen & Company on February 4, 1997. The Company received approximately $4,800,000 in net proceeds from this offering reflecting an underwriter's discount of $504,000, and approximately $300,000 in other offering expenses, none of which was paid to directors or officers of the Company. The net proceeds were expended for reduction of debt ($2,400,000, including $400,000 paid to Tom W. Olofson, Chairman and Chief Executive Officer of the Company, to retire a subordinated note of the Company owned by him), equipment purchases and other capital expenditures ($1,100,000), software development and software product acquisition costs ($800,000), a final S corporation dividend ($250,000) and general working capital purposes ($250,000).

ITEM 27.  EXHIBITS

EXHIBIT
NUMBER TITLE
------ --------------------------------------------------------------------------
  1.1  Form of Underwriting Agreement.
  3.1  Articles of Incorporation, dated July 13, 1988; incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 dated
       February 4, 1997 (Registration Number 333-16805) (the "1997 Registration
       Statement").
  3.1a Amendment of Articles of Incorporation, dated August 10, 1988;
       incorporated by reference to Exhibit 3.1a to the 1997 Registration
       Statement.
  3.1b Amendment of Articles of Incorporation, dated October 31, 1995;
       incorporated by reference to Exhibit 3.1b to the 1997 Registration
       Statement.
  3.1c Amendment of Articles of Incorporation, dated April 1, 1996; incorporated by reference to Exhibit 3.1c to the 1997 Registration Statement.
  3.1d Amendment of Articles of Incorporation dated February 24, 1998;
       incorporated by reference to Exhibit 3.1d to the Company's Form 10-KSB for the year ended December 31, 1997 (the "1997 Form 10-KSB").
  3.2  Bylaws, as amended and restated.
 *5.1  Opinion of Gilmore & Bell, P.C.
 10.1  Agreement for Computerized Trustee Case Management System between the
       Company and NationsBank of Texas, N.A., dated November 22, 1993;
       incorporated by reference to Exhibit 10.1 to the 1997 Registration
       Statement.
 10.2  Lease between T&J Investment Company and the Company, dated February 20,
       1996; incorporated by reference to Exhibit 10.2 to the 1997 Registration
       Statement.
 10.2a Amendment to Lease between T&J Investment Company and the Company dated
       December 9, 1997; incorporated by reference to Exhibit 10.2a to the 1997
       Form 10-KSB.
 10.3  Form of Underwriters Warrant; incorporated by reference to Exhibit 4.1 to the 1997 Registration Statement.
 10.4  Loan Agreement between Industrial State Bank and the Company dated March
       4, 1997; incorporated by reference to Exhibit 10.4b to the 1997 Form
       10-KSB.
 10.5  Loan Agreement between Industrial State Bank and the Company, dated June
       4, 1997; incorporated by reference to Exhibit 10.6b to the 1997 Form
       10-KSB.
 10.6  Loan Agreement between Exchange National Bank and the Company, dated July
       21, 1997; incorporated by reference to Exhibit 10.7 to the 1997 Form
       10-KSB.

EXHIBIT
NUMBER TITLE
------ --------------------------------------------------------------------------
 10.7  1995 Stock Option Plan; as amended.
*11.1  Statement regarding Computation of Net Income Per Share.
*23.1  Consent of Baird, Kurtz & Dobson, Certified Public Accountants.
 23.2  Consent of Gilmore & Bell, P.C. (included in the opinion filed as Exhibit
       5).
 24.1  Power of Attorney (included on signature page).
 27.1  Financial Data Schedule.


-------


*   Filed herewith.


ITEM 28.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes as follows:

    (1) If the Registrant requests acceleration of the effective date of the Registration Statement under Rule 461 under the Securities Act, the Registrant acknowledges that:

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

       In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (2) That, for determining any liability under the Securities Act, the Registrant will treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

    (3) That, for determining any liability under the Securities Act, the Registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, Kansas, on the 8th day of May, 1998.


                                ELECTRONIC PROCESSING, INC.

                                By:              /s/ TOM W. OLOFSON
                                     -----------------------------------------
                                                   Tom W. Olofson
                                       CHIEF EXECUTIVE OFFICER, PRESIDENT AND
                                               CHAIRMAN OF THE BOARD


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:



             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chief Executive Officer;
      /s/ TOM W. OLOFSON          President; Chairman of
------------------------------    the Board (Principal          May 8, 1998
        Tom W. Olofson            Executive Officer)

                                Vice President - Finance
              *                   (Principal Financial
------------------------------    Officer and Principal         May 8, 1998
        Nanci R.Trutna            Accounting Officer)

              *                 Chief Operating Officer;
------------------------------    Executive Vice                May 8, 1998
    Christopher E. Olofson        President; Director

              *
------------------------------  Director                        May 8, 1998
        Robert C. Levy

              *
------------------------------  Director                        May 8, 1998
      W. Bryan Satterlee




*By:     /s/ TOM W. OLOFSON
      -------------------------
           Tom W. Olofson
          ATTORNEY-IN-FACT